Exhibit 10.1

Execution Version

CREDIT AGREEMENT

dated as of May 14, 2021

among

LAND NEWCO, INC.,

VARIOUS SUBSIDIARIES THEREOF,

THE LENDERS NAMED HEREIN,

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

JPMORGAN CHASE BANK, N.A. AND BARCLAYS BANK PLC,

as Joint Lead Arrangers and Joint Bookrunners,

i

SCHEDULES

SCHEDULE 1.1	Pricing Schedule
SCHEDULE 2.1	Term Loan Commitments
SCHEDULE 6.2.5	Auction Procedures
SCHEDULE 9.8	Subsidiaries
SCHEDULE 10.7	Existing Debt
SCHEDULE 10.8	Existing Liens
SCHEDULE 14.3	Addresses for Notices

EXHIBITS

EXHIBIT A	Form of Note (Section 3.1)
EXHIBIT B	Form of Compliance Certificate (Section 10.1.3)
EXHIBIT C	Form of Subsidiary Guaranty (Section 1)
EXHIBIT D	Form of Assignment Agreement (Section 14.8)
EXHIBIT E	[Reserved]
EXHIBIT F	[Reserved]
EXHIBIT G	Form of Solvency Certificate (Section 11.2)
EXHIBIT H	Form of Tax Compliance Certificate (Section 7.7(e))

CREDIT AGREEMENT

This CREDIT AGREEMENT dated as of May 14, 2021 (this “Agreement”) is entered into among LAND NEWCO, INC., a Delaware corporation (the “Company”), the Lenders (as defined herein) and JPMORGAN CHASE BANK, N.A. (in its individual capacity, “JPMorgan”), as administrative agent.

The parties hereto agree as follows:

SECTION 1.  DEFINITIONS.

1.1  Definitions. When used herein the following terms shall have the following meanings:

“Acquisition” means any transaction or series of related transactions (excluding any transaction or series of related transactions solely among the Company and/or one or more of its Subsidiaries) for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of all or substantially all of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person; provided that the Company or a Subsidiary is the surviving entity.

“Acquisition Debt” means Debt incurred in connection with an Acquisition.

“Administrative Agent” means JPMorgan in its capacity as administrative agent for the Lenders hereunder and any successor thereto in such capacity.

“Administrative Questionnaire” means an administrative questionnaire substantially in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affected Lender” means any Lender (a) that is a Defaulting Lender (or has become subject to any case or other proceeding in which a Bail-In Action could reasonably be expected to be asserted against such Lender), a Non-Consenting Lender or a Disqualified Institution, (b) that has given notice to the Company of (i) any obligation by the Company to pay any amount pursuant to Section 7.7 or 8.1 or (ii) the occurrence of any circumstances of the nature described in Section 8.2 or 8.3 or (c) that has a Participant that has given notice to the Company of any obligation by the Company to pay any amount pursuant to Section 8.1.

“Affiliate” of any Person means any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person.

“Agent-Related Persons” means the Administrative Agent and any successor administrative agent arising under Section 13.8, and the Related Parties of the foregoing.

“Agreement” - see the Preamble.

“Anti-Corruption Laws” means all laws, rules and regulations of any jurisdiction applicable to the Company or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Approved Fund” means any Person (other than a natural person) that (a) is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and (b) is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Sale” means the sale, transfer or other disposition (by way of merger, casualty, condemnation or otherwise) by the Company or any of its Subsidiaries to any person other than the Company or any of its Subsidiaries of (i) a majority of the Voting Stock of any of the Subsidiaries, (ii) substantially all of the assets of any division or line of business of the Company or any of its Subsidiaries or (iii) any other assets (whether tangible or intangible) of the Company or any of its Subsidiaries (other than (a) inventory, cash and cash equivalents, and excess, damaged, obsolete or worn out assets and (b) other assets sold in the ordinary course of business), excluding, under each of the foregoing clauses (i), (ii) and (iii), assets and Equity Interests to the extent that the aggregate value of such assets and Equity Interests sold in any Fiscal Year is equal to or less than the greater of (A) $150,000,000 and (B) 2.5% of consolidated tangible assets (calculated as of the end of the most recently ended Fiscal Year).

“Assignee” - see Section 14.8.1.

“Assignment Agreement” - see Section 14.8.1.

“Auction” - see Section 6.2.5.

“Auction Manager” - see Section 6.2.5.

“Availability Period” means the period starting on the Effective Date and ending on the earliest of (a) the End Date (as defined in the Regal Beloit Merger Agreement as in effect on February 15, 2021, without giving effect to any amendment thereto or consent thereunder, and as it may be extended in accordance with the terms of the Regal Beloit Merger Agreement as in effect on February 15, 2021), (b) the date of termination of the Regal Beloit Merger Agreement by Regal Beloit or with Regal Beloit’s written consent or otherwise in accordance with the terms of the Regal Beloit Merger Agreement and (c) the date of closing of the Regal Beloit Acquisition without the use of the Term Loans.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark or payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (f) of Section 8.2.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% and (c) the Eurodollar Rate (Reserve Adjusted) for a Eurodollar Loan denominated in Dollars with a one month Interest Period commencing on such day (or, if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%; provided that for the purpose of this definition, the Eurodollar Rate for any day shall be based on the LIBO Screen Rate (or if the LIBO Screen Rate is not available for such one month Interest Period, the Interpolated Rate) at approximately 11:00 am London time on such day. Any change in the Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Eurodollar Rate (Reserve Adjusted) shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Eurodollar Rate (Reserve Adjusted), respectively. If the Base Rate is being used as an alternate rate of interest pursuant to Section 8.2 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 8.2(b)), then the Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Base Rate as so determined would be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement.

“Base Rate Loan” means any Loan which bears interest at or by reference to the Base Rate and is denominated in Dollars.

“Base Rate Margin” – see Schedule 1.1.

“Benchmark” means, initially, the Eurodollar Rate; provided that if a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to the Eurodollar Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) or clause (c) of Section 8.2.

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1) the sum of: (a) Term SOFR and (b) the related Benchmark Replacement Adjustment;

(2) the sum of: (a) Daily Simple SOFR and (b) the related Benchmark Replacement Adjustment;

(3) the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Company as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment;

provided that, in the case of clause (1), such Unadjusted Benchmark Replacement is dis-played on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; provided further that, notwithstanding anything to the contrary in this Agreement or in any other Loan Document, upon the occurrence of a Term SOFR Transition Event, and the delivery of a Term SOFR Notice, on the applicable Benchmark Replacement Date the “Benchmark Replacement” shall revert to and shall be deemed to be the sum of (a) Term SOFR and (b) the related Benchmark Replacement Adjustment, as set forth in clause (1) of this definition (subject to the first proviso above).

If the Benchmark Replacement as determined pursuant to clause (1), (2) or (3) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:

(1) for purposes of clauses (1) and (2) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by the Administrative Agent:

(a) the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Re-placement is first set for such Interest Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for the applicable Corresponding Tenor;

(b) the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark for the applicable Corresponding Tenor; and

(2) for purposes of clause (3) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Company for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for dollar-denominated syndicated credit facilities;

provided that, in the case of clause (1) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Administrative Agent in its reasonable discretion after consultation with the Company.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent after consultation with the Company decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides after consultation with the Company is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein; or

(3) in the case of a Term SOFR Transition Event, the date that is thirty (30) days after the date a Term SOFR Notice is provided to the Lenders and the Company pursuant to Section 8.1(c); or

(4) in the case of an Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date no-tice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Required Lenders.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 8.2 and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 8.2.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Borrower Materials” – see Section 10.1.

“Borrowing Date” means the date on which the conditions set forth in Section 11.2 are satisfied (or waived in accordance herewith).

“Borrowing Time” means the time at which the Company receives the proceeds of the Term Loans in accordance with Section 2.1.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized or required to be closed in New York, New York and. if such day relates to a Eurodollar Loan denominated in Dollars, means any such day on which dealings in Dollar deposits are carried on in the applicable interbank eurodollar market.

“Capital Lease” means, with respect to any Person, any lease of (or other agreement conveying the right to use) any real or personal property by such Person that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of such Person.

“Change in Law” means the occurrence, after the date of this Agreement (or, in the case of any Person that becomes a Lender after the date of this Agreement, after the date such Person becomes a Lender), of any of the following: (a) the adoption or phase-in of any applicable law, rule or regulation regarding capital adequacy or liquidity, or (b) any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or (c) compliance by any Lender (or any Eurodollar Office of such Lender) or any Person controlling such Lender with any request or directive regarding capital adequacy or liquidity (whether or not having the force of law) of any such authority, central bank or comparable agency made or issued after the date of this Agreement; provided that notwithstanding anything herein to the contrary, except to the extent they are merely proposed and not in effect, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith by any Governmental Authority and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Code” means the Internal Revenue Code of 1986.

“Commitment” means the Term Loan Commitments.

“Commitment Reduction Event” means:

(a)       the sale, transfer or other disposition (by way of merger, casualty, condemnation or otherwise) by the Company or any of its Subsidiaries to any person other than the Company or any of its Subsidiaries of (i) a majority of the Voting Stock of any of the Subsidiaries, (ii) substantially all of the assets of any division or line of business of the Company or any of its Subsidiaries or (iii) any other assets (whether tangible or intangible) of the Company or any of its Subsidiaries (other than (A) inventory, cash and cash equivalents, and excess, damaged, obsolete or worn out assets no longer used or useful in the business, (B) other assets sold in the ordinary course of business, (C) dispositions by the Company or any of its Subsidiaries to the Company or any of its Subsidiaries, (D) dispositions by or of Foreign Subsidiaries to the extent the repatriation of the proceeds of such dispositions would result in material adverse tax consequences as reasonably determined by the Company, (E) dispositions of receivables pursuant to bills of exchange, accounts receivable sale and securitization programs and (F) any disposition for which the Net Cash Proceeds thereof are less than $25,000,000);

(b)       any issuance or incurrence of Debt for borrowed money by the Company or any of its Subsidiaries, other than (i) any intercompany Debt of the Company or any of its Subsidiaries, (ii) any working capital facilities (including receivables securitization facilities) of the Company or any of its Subsidiaries, (iii) any commercial paper and (iv) capital leases or other Debt issued or incurred to finance the acquisition of fixed or capital assets; and

(c)       any issuance of Equity Interests (including any equity-linked securities) in a public or private placement by the Company or any of its Subsidiaries, other than (i) Equity Interests or such other securities issued pursuant to employee stock plans or employee compensation plans or contributed to pension funds (including any issuances of equity securities upon conversion or exercise of any of the foregoing described in this clause (i)), (ii) Equity Interests or other securities issued or transferred as consideration in connection with any acquisition or joint venture agreement, (iii) Equity Interests or such other securities issued to the Company or any of its Subsidiaries and (iv) Equity Interests issued in connection with the Regal Beloit Merger Transactions.

Notwithstanding the foregoing, no Commitment Reduction Event shall be deemed to occur pursuant to clauses (a), (b), or (c) above until the aggregate Net Cash Proceeds from all such transactions are in excess of $100,000,000.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” - see Section 10.1.6.

“Company” - see the Preamble.

“Competitor” means any competitor of the Company or any Subsidiary that is in one or more of the same or similar lines of business as the Company or any Subsidiary designated in writing from time to time by the Company to the Administrative Agent.

“Computation Period” means each period of four consecutive Fiscal Quarters ending on the last day of a Fiscal Quarter.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Net Income” means, with respect to the Company and its Subsidiaries for any period, the consolidated net income (or loss) of the Company and its Subsidiaries for such period.

“Controlled Group” means all members of a controlled group of corporations and all members of a controlled group of trades or businesses (whether or not incorporated) under common control which, together with the Company, are treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Covered Entity” means any of the following:

(i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” – see Section 14.18.

“Credit Extension” means the making of any Loan.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which may include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent, after consultation with the Company, may establish another convention in its reasonable discretion.

“Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, whether or not evidenced by bonds, debentures, notes or similar instruments, (b) all obligations of such Person as lessee under Capital Leases which have been or should be recorded as liabilities on a balance sheet of such Person, (c) all obligations of such Person to pay the deferred purchase price of property or services (excluding (i) trade and similar accounts payable and accrued expenses in the ordinary course of business and (ii) accrued pension costs and other employee benefit and compensation obligations arising in the ordinary course of business), (d) all indebtedness secured by a Lien on the property of such Person, whether or not such indebtedness shall have been assumed by such Person (it being understood that if such Person has not assumed or otherwise become personally liable for any such indebtedness, the amount of the Debt of such Person in connection therewith shall be limited to the lesser of the face amount of such indebtedness and the fair market value of all property of such Person securing such indebtedness), (e) all obligations, contingent or otherwise, under letters of credit (whether or not drawn), but excluding trade letters of credit, and banker’s acceptances issued for the account of such Person, (f) all Securitization Obligations of such Person, to the extent such obligations would be required to be included on the consolidated balance sheet of the Company in accordance with GAAP, (g) the net obligations of such Person under Hedging Agreements, (h) all Suretyship Liabilities of such Person with respect to obligations of the type described in any of the foregoing clauses (a) through (g) and (i) all Debt of any partnership in which such Person is a general partner. The amount of any net obligation under any Hedging Agreement on any date shall be deemed to be the Swap Termination Value thereof as of such date. If any of the foregoing Debt is limited to recourse against a particular asset or assets of such Person, the amount of the corresponding Debt shall be equal to the lesser of the amount of such Debt and the fair market value of such asset or assets at the date for determination of the amount of such Debt. The amount of Debt of the Company and its Subsidiaries hereunder shall be calculated without duplication of Suretyship Liabilities of the Company or any Subsidiary in respect thereof. “Debt” shall not include (1) indebtedness owing to the Company by any Subsidiary or indebtedness owing to any Subsidiary by the Company or another Subsidiary, (2) any customary earnout or holdback in connection with Acquisitions permitted hereunder, (3) any obligations of the Company or its Subsidiaries in respect of customer advances received and held in the ordinary course of business, (4) performance bonds or performance guaranties (or bank guaranties or letters of credit in lieu thereof) entered into in the ordinary course of business, (5) indebtedness that has been defeased and/or discharged in accordance with its terms by the deposit of cash, cash equivalents and/or securities or (6) interest, fees, premium or expenses, if any, relating to the principal amount of Debt.

“Debt Ratings” means as of any date of determination, the public corporate credit or family ratings of Regal Beloit as determined by S&P or Moody’s, as the case may be.

“Declined Proceeds” - see Section 6.2.4(b).

“Declining Proceeds Lender” - see Section 6.2.4(b).

“Default Rate” – see Section 4.1.1.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means, subject to Section 2.10, any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Company in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Company or the Administrative Agent in writing that it does not intend or expect to comply with all or any portion of its funding obligations hereunder or generally under other agreements in which it commits to extend credit, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Company, to confirm in writing in a manner satisfactory to the Administrative Agent and the Company that it will comply (and is financially able to comply) with its prospective funding obligations hereunder; provided that any Lender that has failed to give such timely confirmation shall cease to be a Defaulting Lender under this clause (c) upon the delivery of such confirmation, (d) has, or has a direct or indirect parent company that has, become the subject of a Bail-In Action, or (e) has, or has a direct or indirect parent company that has, (i) become the subject of a bankruptcy, insolvency or similar proceeding, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in such Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination made in good faith by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (e) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.10) upon delivery of written notice of such determination to the Company and each Lender.

“Disqualified Institutions” means (a) Competitors and Affiliates of such Competitors, in each case identified by legal name in writing by the Company to the Administrative Agent at any time prior to the Effective Date, (b) Competitors and Affiliates of such Competitors, in each case identified by legal name in writing by the Company to the Administrative Agent from time to time after the Effective Date and (c) any Person that (i) is clearly identifiable as an Affiliate of a Competitor solely by similarity of such Affiliate’s name and (ii) is not a bona fide debt investment fund that is an Affiliate of such Competitor; provided that no addition to the list of Competitors or Disqualified Institutions shall become effective until the third Business Day after delivery thereof to the Administrative Agent at JPMDQ_Contact@jpmorgan.com and the posting of such addition to the Lenders and any such addition shall not apply retroactively to disqualify any Persons that have previously acquired an assignment or participation interest in the Loans (but solely with respect to such assignments and participation interests). It is understood and agreed that (i) the Administrative Agent shall have no responsibility or liability to determine or monitor whether any Lender or potential Lender is a Disqualified Institution, (ii) the Company’s failure to deliver such list (or supplement thereto) to JPMDQ_Contact@jpmorgan.com shall render such list (or supplement) not received and not effective and (iii) “Disqualified Institution” shall exclude any Person that the Company has designated as no longer being a “Disqualified Institution” by written notice delivered to the Administrative Agent from time to time at JPMDQ_Contact@jpmorgan.com.

“Dollar” and the sign “$” mean lawful money of the United States of America.

“Dollar Equivalent” of any amount means, at the time of determination thereof, (a) if such amount is expressed in Dollars, such amount, (b) if such amount is denominated in any currency other than Dollars and is capable of determination pursuant to this clause (b), the equivalent of such amount in Dollars determined by using the rate of exchange for the purchase of the Dollars with such currency in the London foreign exchange market at or about 11:00 a.m. (London time or, if applicable, New York City time) on the date of such determination as displayed by ICE Data Services as the “ask price”, or as displayed on such other information service which publishes that rate of exchange from time to time in place of ICE Data Services (or if such service ceases to be available, the equivalent of such amount in Dollars as determined by the Administrative Agent using any reasonable method of determination it deems appropriate in its reasonable discretion) and (c) if such amount is denominated in any currency other than Dollars and is not capable of determination pursuant to clause (b) above, the equivalent of such amount in Dollars as determined by the Administrative Agent using any reasonable method of determination it deems appropriate in its reasonable discretion.

“Domestic Subsidiary” means a Subsidiary organized under the laws of (a) the United States or any political subdivision thereof, or any agency, department or instrumentality thereof, or (b) any state of the United States.

“Early Opt-in Election” means, if the then-current Benchmark is the Eurodollar Rate, the occurrence of:

(1)       a notification by the Administrative Agent to (or the request by the Company to the Administrative Agent to notify) each of the other parties hereto that at least five currently outstanding dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and

(2)       the joint election by the Administrative Agent and the Company to trigger a fallback from the Eurodollar Rate and the provision by the Administrative Agent of written notice of such election to the Lenders.

“EBITDA” means, for any period, Consolidated Net Income for such period plus, in each case (other than with respect to clause (h) below) to the extent deducted in determining such Consolidated Net Income but without duplication:

(a)         Interest Expense, amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Debt (including the Loans), and commissions, discounts and other fees and charges with respect to letters of credit, bankers’ acceptance financing and Permitted Securitizations,

(b)         taxes on or measured by income,

(c)         depreciation and amortization expense,

(d)         charges, expenses, losses and other deductions that, in each case, are non-cash,

(e)         fees, costs, expenses, make-whole or penalty payments and other similar items arising out of (i) Permitted Acquisitions, (ii) investments and dispositions permitted by this Agreement, (iii) any incurrence, issuance, repayment or refinancing of Debt permitted by this Agreement and (iv) any issuance of Equity Interests not prohibited by this Agreement,

(f)          the amount of “net income attributable to noncontrolling interests, net of tax” (as such term is used in the Company’s financial statements referred to in Section 9.4),

(g)         unusual or non-recurring charges, expenses, losses or other deductions (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, losses on sales of assets outside of the ordinary course of business); provided that the aggregate amount of all unusual or non-recurring charges, expenses, losses or other deductions added back in reliance on this clause (g) in any four-Fiscal Quarter period, when aggregated with all amounts added back in reliance on clauses (h), (i) and (j)(x) below for such four-Fiscal Quarter period, shall not exceed 15% of EBITDA for such four-Fiscal Quarter period (calculated before giving effect to any such addbacks and adjustments),

(h)         synergies and cost-savings of the Company and its Subsidiaries related to operational changes, restructuring, reorganizations, operating expense reductions, operating improvements and similar restructuring initiatives relating to an Acquisition (it being understood any such increases pursuant to this clause (h) shall only be available subject to the consummation of such Acquisition and not in contemplation thereof), in each case, that are set forth in a certificate of an Executive Officer of the Company and are factually supportable (in the good faith determination of the Company, as certified in the applicable certificate) and are reasonably anticipated by the Company in good faith to be realized within 24 months following the completion of such Acquisition (in each case calculated for the applicable period on a pro forma basis as if the synergies and cost-savings with respect to such period had been realized on the first day of such period, and net of the amount of actual benefits realized during such period from such actions to the extent already included in Consolidated Net Income for such period); provided that the aggregate amount of all synergies and cost savings added back in reliance on this clause (h) in any four-Fiscal Quarter period, when aggregated with all amounts added back in reliance on clauses (g) above, (i) and (j)(x) below for such four-Fiscal Quarter period, shall not exceed 15% of EBITDA for such four-Fiscal Quarter period (calculated before giving effect to any such addbacks and adjustments),

(i)          costs, charges, accruals, reserves or expenses attributable to the undertaking and/or implementation of cost savings, operating expense reductions, synergies, integration, reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternative uses, facilities opening and pre-opening, business optimization and restructuring costs, charges, accruals, reserves and expenses (including inventory optimization programs, software development costs, costs related to the closure or consolidation of facilities, curtailments, consulting fees, signing costs, retention or completion bonuses, expansion and relocation expenses, severance payments, modifications to pension and post-retirement employee benefit plans, new systems design and implementation costs and project startup costs); provided that (x) such costs, charges, accruals, reserves or expenses are set forth in a certificate of an Executive Officer of the Company and are factually supportable (in the good faith determination of the Company as certified in the applicable certificate) and (y) the aggregate amount of all costs, charges, accruals, reserves or expenses added back in reliance on this clause (i) in any four-Fiscal Quarter period, when aggregated with all amounts added back in reliance on clauses (g) and (h) above and (j)(x) below for such four-Fiscal Quarter period, shall not exceed 15% of EBITDA for such four-Fiscal Quarter period (calculated before giving effect to any such addbacks and adjustments), and

(j)          fees, costs, expenses and losses from (x) restructurings, (y) casualty and condemnation events to the extent covered by insurance and expected to result in insurance proceeds of at least the amount added back and (z) discontinued operations; provided that the aggregate amount of all fees, costs, expenses and losses added back in reliance on clause (j)(x) in any four-Fiscal Quarter period, when aggregated with all amounts added back in reliance on clauses (g), (h) and (i) above for such four-Fiscal Quarter period, shall not exceed 15% of EBITDA for such four-Fiscal Quarter period (calculated before giving effect to any such addbacks and adjustments)

minus, in each case to the extent included in determining such Consolidated Net Income, but without duplication:

(x) non-cash income for such period (excluding the accrual of revenue in accordance with GAAP),

(y) unusual or non-recurring income or gains for such period (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, income or gains on sales of assets outside of the ordinary course of business), and

(z) income and gains for such period relating to discontinued operations (but if such earnings are classified as discontinued due to the fact that they are subject to an agreement to dispose of such operations, such earnings shall be excluded in the calculation of EBITDA only when and to the extent such operations are actually disposed of).

“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions set forth in Section 11.1 are satisfied (or waived in accordance herewith).

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Environmental Claims” means all claims, litigation, proceedings, government investigations, however asserted, by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release of Hazardous Substances or injury to the environment.

“Environmental Laws” means all federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed and enforceable duties, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case relating to environmental matters.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Eurocurrency Reserve Percentage” means, for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the FRB or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (including those referred to as “Eurocurrency Liabilities” in Regulation D of the FRB) by member bank subject to the rules and regulations of the Federal Reserve System or such other Governmental Authority.

“Eurodollar Loan” means any Loan which bears interest at a rate determined by reference to the Eurodollar Rate (Reserve Adjusted).

“Eurodollar Margin” - see Schedule 1.1.

“Eurodollar Office” means with respect to any Lender the office or offices of such Lender which shall be making or maintaining the Eurodollar Loans of such Lender hereunder or, if applicable, such other office or offices through which such Lender determines the Eurodollar Rate. A Eurodollar Office of any Lender may be, at the option of such Lender, either a domestic or foreign office.

“Eurodollar Rate” means, with respect to any Eurodollar Loan for any Interest Period, the London interbank offered rate as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for such currency for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen (or, in the event such rate does not appear on any of such applicable Reuters pages, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; the “LIBO Screen Rate”) as of the Specified Time on the Quotation Day for such Interest Period; provided that if the LIBO Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement; provided, further, that, if the LIBO Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) with respect to the applicable currency, then the Eurodollar Rate shall be the Interpolated Rate at such time; provided, further, that if the Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement; provided further that all of the foregoing shall be subject to Section 8.2(a).

“Eurodollar Rate (Reserve Adjusted)” means, with respect to any Eurodollar Loan for any Interest Period, a rate per annum determined pursuant to the following formula:

Eurodollar Rate (Reserve Adjusted)	=	Eurodollar Rate
1- Eurocurrency Reserve Percentage

; provided that that if the Eurodollar Rate (Reserve Adjusted) would otherwise be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Event of Default” means any of the events described in Section 12.1.

“Excluded Subsidiary” means (a) each Securitization Subsidiary, (b) each Subsidiary having assets with a value of less than $10,000,000, (c) any Subsidiary that is prohibited by applicable law or contract existing on the Effective Date (or, in the case of any newly formed or acquired Subsidiary, in existence at the time of formation or acquisition thereof but not entered into in contemplation hereof) from guaranteeing the obligations hereunder or if guaranteeing the obligations hereunder would require governmental (including regulatory) consent, approval, license or authorization (unless such consent, approval, license or authorization has been obtained or, if reasonably requested by the Administrative Agent, is obtained after commercially reasonable efforts to obtain the same), (d) any other Subsidiary with respect to which, in the reasonable judgment of the Company in consultation with the Administrative Agent, guaranteeing the obligations hereunder would result in material adverse tax consequences, (e) any other Subsidiary with respect to which the Administrative Agent and the Company reasonably agree that the burden or cost or other consequences of providing a guarantee of the obligations hereunder shall be excessive in view of the benefits to be obtained by the Lenders therefrom, (f) any Domestic Subsidiary substantially all of the assets of which consist of the Equity Interests of one or more Foreign Subsidiaries that are “controlled foreign corporations” within the meaning of Section 957 of the Code, (g) any Domestic Subsidiary that is a direct or indirect Subsidiary of a Foreign Subsidiary, (h) any captive insurance subsidiaries, (i) any registered not-for-profit Subsidiary, and (j) any joint ventures if guaranteeing the obligations hereunder would require third party (other than the Company and its Subsidiaries) consent, approval, license or authorization, unless such consent, approval, license or authorization has been obtained or, if reasonably requested by the Administrative Agent, is obtained after commercially reasonable efforts to obtain the same.

“Excluded Swap Obligation” means, with respect to any Guarantor, (a) any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, as applicable, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant,” as defined in the Commodity Exchange Act and the regulations thereunder, at the time the guarantee of (or grant of such security interest by, as applicable) such Guarantor becomes or would become effective with respect to such Swap Obligation or (b) any other Swap Obligation designated as an “Excluded Swap Obligation” of such Guarantor as specified in any agreement between the relevant Loan Parties and counterparty applicable to such Swap Obligations, and agreed by the Administrative Agent. If a Swap Obligation arises under a master agreement governing more than one Swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such guarantee or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) Taxes attributable to such Lender’s failure to comply with Section 7.7(e) and (c) any withholding Taxes imposed pursuant to or in connection with FATCA.

“Executive Officer” means the chief financial officer, the chief executive officer, the president or any vice president of the Company.

“Exemption Representation” – see Section 7.7.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code and intergovernmental agreements and related legislation or official administrative guidance entered into in connection with the implementation of such sections of the Code.

“FCA” – see Section 1.4.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate, provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Fiscal Quarter” means a fiscal quarter of a Fiscal Year.

“Fiscal Year” means the fiscal year of the Company and its Subsidiaries, which period shall be the 52- or 53-week fiscal year ending on the Saturday closest to December 31 of each year or, at the Company’s election, the calendar year (so long as such election is consistent with the Company’s filings with the SEC).

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Eurodollar Rate.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Subsidiary” means each Subsidiary of the Company other than any Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System or any successor thereto.

“Funded Debt” means all Debt of the Company and its Subsidiaries, excluding (i) contingent obligations in respect of undrawn letters of credit, bank guarantees and banker’s acceptances and Suretyship Liabilities in respect of obligations not constituting Debt, (ii) Hedging Obligations, (iii) Securitization Obligations to the extent such obligations would not be required to be included on the consolidated balance sheet of the Company in accordance with GAAP and (iv) obligations to pay the deferred purchase price of services.

“Funded Debt to EBITDA Ratio” means, for any Computation Period, the ratio of (i) Funded Debt as of the last day of such Computation Period net of the lesser of (x) unrestricted cash and cash equivalents on hand of the Company and its Subsidiaries in excess of $50,000,000 and (y) $300,000,000 to (ii) EBITDA for such Computation Period.

“GAAP” means generally accepted accounting principles in the United States of America, which are applicable to the circumstances as of the date of determination; provided that, with respect to the financial statements of Foreign Subsidiaries (except to the extent included in the consolidated financial statements of the Company), “GAAP” shall mean the generally accepted accounting principles in the relevant foreign jurisdiction which are set forth from time to time in the opinions and pronouncements of the applicable accounting standards board (or similar agency) of such foreign jurisdiction which are applicable to the circumstances as of the date of determination.

“Governmental Authority” means (a) any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing) and (b) the National Association of Insurance Commissioners.

“Group” - see Section 2.2.1.

“Guaranteed Creditors” means and includes the Administrative Agent and the Lenders.

“Guarantor” means each of the Subsidiary Guarantors.

“Hazardous Substances” means any hazardous waste, as defined by 42 U.S.C. §6903(5), any hazardous substance as defined by 42 U.S.C. §9601(14), any pollutant or contaminant as defined by 42 U.S.C. §9601(33) or any toxic substance, oil or hazardous material or other chemical or substance regulated by any Environmental Law.

“Hedging Agreement” means any interest rate, currency or commodity swap agreement, cap agreement or collar agreement, and any other agreement or arrangement designed to protect against fluctuations in interest rates, currency exchange rates or commodity prices.

“Hedging Obligations” means, with respect to any Person, all liabilities of such Person under Hedging Agreements.

“Honor Date” - see Section 2.3.3.

“Impacted Interest Period” – see “Eurodollar Rate”.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Company under any Loan Document and (b) to the extent not otherwise described in clause (a) above, Other Taxes, other than Excluded Taxes.

“Interest Coverage Ratio” means, for any Computation Period, the ratio of (a) EBITDA for such Computation Period to (b) Interest Expense for such Computation Period.

“Interest Expense” means, for any Computation Period, the consolidated interest expense of the Company and its Subsidiaries for such Computation Period to the extent paid or payable in cash (net of cash payments received in respect of interest rate hedging transactions under Hedging Agreements).

“Interest Period” means, for any Eurodollar Loan, the period commencing on the date such Loan is borrowed or continued as, or converted into, a Eurodollar Loan and ending on the date one week (if available) or one, three or six months thereafter (or such other period (including twelve months) as the Company may request and all Lenders may agree) as selected by the Company pursuant to Section 2.2.2 or 2.2.3; provided that:

(i)         if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;

(ii)        any Interest Period (other than an Interest Period of one week) that begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii)       the Company may not select any Interest Period which would extend beyond the Term Loan Maturity Date.

“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate (for the longest period for which that LIBO Screen Rate is available in the applicable currency) that is shorter than the Impacted Interest Period and (b) the LIBO Screen Rate (for the shortest period for which that LIBO Screen Rate is available for the applicable currency) that exceeds the Impacted Interest Period, in each case, as of the Specified Time on the Quotation Day for such Interest Period. When determining the rate for a period which is less than the shortest period for which the LIBO Screen Rate is available, the LIBO Screen Rate for purposes of clause (a) above shall be deemed to be the overnight rate for the applicable currency determined by the Administrative Agent from such service as the Administrative Agent may select.

“IRS” means the Internal Revenue Service, and any Governmental Authority succeeding to any of its principal functions under the Code.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“JPMorgan” - see the Preamble.

“Lead Arrangers” means JPMorgan and Barclays Bank PLC in their capacities as the joint arrangers of, and joint bookrunners for, the facilities hereunder.

“Lender” means, collectively, each bank, financial institution and other lender party hereto that holds a Commitment or a Loan, including each assignee that shall become a party hereto pursuant to Section 14.8.

“Lender Related Parties” means, with respect to any Lender, (a) any controlling Person or controlled Affiliate of such Lender, (b) the respective directors, officers or employees of such Lender or any of its controlling Persons or controlled Affiliates and (c) the respective agents of such Lender or any of its controlling Persons or controlled Affiliates, in the case of this clause (c), acting on behalf of, or at the express instructions of, such Lender, controlling Person or controlled Affiliate.

“Liabilities” means any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.

“LIBO Screen Rate” – see the definition of “Eurodollar Rate”.

“LIBOR” – see Section 1.4.

“Lien” means, with respect to any Person, any interest granted by such Person in any real or personal property, asset or other right owned or being purchased or acquired by such Person which secures payment or performance of any obligation and shall include any mortgage, lien, encumbrance, charge or other security interest of any kind, whether arising by contract, as a matter of law, by judicial process or otherwise, excluding the interest of a lessor under an operating lease.

“Limited Condition Acquisition” means any Permitted Acquisition or other similar investment by the Company and/or one or more of its Subsidiaries permitted by this Agreement whose consummation is not conditioned on the availability of, or on obtaining, third party financing and which is designated as a Limited Condition Acquisition to the Administrative Agent by the prior written election of the Company.

“Loan” means a Term Loan.

“Loan Document” means this Agreement, the Notes and the Subsidiary Guaranty.

“Loan Parties” means the Company and the Subsidiary Guarantors, and “Loan Party” means any of them.

“Local Time” means New York City time.

“Margin Stock” means any “margin stock” as defined in Regulation U of the FRB.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the business, assets, liabilities (actual or contingent), operations or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole or (b) a material adverse effect upon the legality, validity, binding effect or enforceability against the Company or any other Loan Party of any Loan Document.

“MNPI” means material non-public information with respect to the Company or any of its Subsidiaries, or the respective securities of any of the foregoing, as determined by the Company in its sole discretion.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Pension Plan” means a multiemployer plan, as such term is defined in Section 4001(a)(3) of ERISA, and to which the Company or any member of the Controlled Group may have any liability.

“Net Cash Proceeds” means, (x) with respect to any Asset Sale or Commitment Reduction Event, the aggregate cash proceeds (including cash proceeds received by way of deferred payment of principal pursuant to a note, installment receivable or otherwise, but only as and when received) received by the Company or any Subsidiary pursuant to such Asset Sale or Commitment Reduction Event, net of (a) the direct costs relating to such sale or other Commitment Reduction Event (including sales commissions and legal, accounting and investment banking fees), (b) taxes paid or reasonably estimated by the Company to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), (c) the amount of any reserve established in accordance with GAAP in respect of (i) the sale price of the asset subject to such sale or (ii) liabilities associated with such asset that are retained by the Company or such other Loan Party and (d) amounts required to be applied to the repayment of any Debt secured by a Lien on the asset subject to such sale or Commitment Reduction Event; and (y) with respect to any issuance or incurrence of Debt by the Company or any Domestic Subsidiary (other than Debt not prohibited by Section 10.7 hereof), the cash proceeds thereof, net of all taxes and customary fees, commissions, costs and other expenses incurred in connection therewith.

“Non-Consenting Lender” - see Section 14.1.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Use Fee Rate” means, as of any date of determination 0.15% per annum.

“Note” - see Section 3.1.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Obligations” means the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of the principal and interest (whether such interest is allowed as a claim in a bankruptcy proceeding with respect to the Company or otherwise) of each Loan made under this Agreement to the Company, together with all other obligations (including obligations which, but for the automatic stay under Section 362(a) of the United States Bankruptcy Code, would become due) and liabilities (including indemnities, fees and interest thereon) of the Company to the Administrative Agent or any Lender now existing or hereafter incurred under, arising out of or in connection with this Agreement or any other Loan Documents and the due performance and compliance with all terms, conditions and agreements contained in the Loan Documents by the Company.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 8.7).

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar Loans by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Participant” – see Section 14.8.2.

“Participant Register” – see Section 14.8.2.

“Participating Member State” means any member state of the European Union that has the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Payment” – see Section 13.5.

“Payment Notice” – see Section 13.5.

“PBGC” means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

“Pension Plan” means a “pension plan”, as such term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a Multiemployer Pension Plan), and to which the Company or any member of the Controlled Group may have any liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

“Permitted Acquisition” means any Acquisition by the Company or a Subsidiary which satisfies each of the following requirements: (a) subject to the Limited Condition Acquisition provisions in Section 1.3, no Event of Default or Unmatured Event of Default has occurred and is continuing at the time of, or immediately after giving effect to, such Acquisition; (b) the Person to be acquired is in, or the assets to be acquired are for use in, the same or a similar line of business as the Company and its Subsidiaries or a reasonable extension thereof; (c) if the aggregate consideration to be paid by the Company and its Subsidiaries in connection with such Acquisition (including Debt assumed, but excluding capital stock of the Company or any Subsidiary) exceeds $400,000,000, the Company shall have delivered to the Administrative Agent a certificate demonstrating that, after giving effect to such Acquisition, the Company will be in pro forma compliance with the covenants in Section 10.6; and (d) in the case of the Acquisition of a Person, the Board of Directors (or equivalent governing body) of the Person being acquired shall have approved such Acquisition.

“Permitted Securitization” means any program providing for (a) the direct or indirect sale, contribution and/or transfer to a Securitization Subsidiary, in one or more related and substantially concurrent transactions, of accounts receivable, general intangibles, chattel paper or other financial assets (including rights in respect of capitalized leases) and related rights of the Company or any Subsidiary in transactions intended to constitute (and opined by nationally-recognized outside legal counsel in connection therewith to constitute) true sales or true contributions to such Securitization Subsidiary and (b) the provision of financing secured by the assets so sold, contributed and/or transferred, whether in the form of secured loans or the acquisition of undivided interests in such assets.

“Person” means any natural person, corporation, partnership, trust, limited liability company, association, Governmental Authority or unit, or other entity, whether acting in an individual, fiduciary or other capacity.

“Plan Asset Regulation” means the U.S. Department of Labor regulation located at 29 C.F.R. Section 2510.3-101, or any successor regulation thereto, as in effect at the time of reference, as modified by Section 3(42) of ERISA.

“Plan Assets” means “plan assets” as defined in the Plan Asset Regulation.

“Prepayment Event” means (a) on or prior to the Borrowing Date, any Commitment Reduction Event and (b) after the Borrowing Date, (i) any Asset Sale and (ii) any issuance or incurrence of Debt by the Company or any of its Domestic Subsidiaries that is not permitted hereunder.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as reasonably determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as reasonably determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” - see Section 10.1.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” – see Section 14.18.

“Quotation Day” means with respect to any Eurodollar Loan for any Interest Period, two Business Days prior to the commencement of such Interest Period.

“Recipient” means (a) the Administrative Agent and (b) any Lender.

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the Eurodollar Rate, 11:00 a.m. (London time) on the day that is two London banking days preceding the date of such setting, and (2) if such Benchmark is not the Eurodollar Rate, the time determined by the Administrative Agent in its reasonable discretion.

“Regal Beloit” means Regal Beloit Corporation, a Wisconsin corporation.

“Regal Beloit Acquisition” means the acquisition by Regal Beloit of the Company pursuant to the Regal Beloit Merger Agreement.

“Regal Beloit Acquisition Closing Date” means the date of consummation of the Regal Beloit Acquisition.

“Regal Beloit Credit Agreement” means the Amended and Restated Credit Agreement, dated as of August 27, 2018 (as further amended, restated, amended and restated, supplemented or otherwise modified from, time to time), among Regal Beloit, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent

“Regal Beloit Dividend” means the cash dividend to stockholders of Regal Beloit declared as of a record date prior to the Regal Beloit Acquisition Closing Date in accordance with the Regal Beloit Merger Agreement and paid within 10 Business Days following the Regal Beloit Acquisition Closing Date.

“Regal Beloit Merger Agreement” means that certain Agreement and Plan of Merger, dated as of February 15, 2021, among Rexnord Corporation, Regal Beloit, the Company and Phoenix 2021, Inc.

“Regal Beloit Merger Agreement Representations” means the representations made by or on behalf of Rexnord Corporation and its subsidiaries (including the Company) in the Regal Beloit Merger Agreement as are material to the interests of the Lenders, but only to the extent that (after giving effect to any applicable cure provisions) Regal Beloit or any of its affiliates have the right to terminate Regal Beloit or its Subsidiaries’ obligations under the Regal Beloit Merger Agreement or to decline to consummate the Regal Beloit Acquisition as a result of a breach of such representations in the Regal Beloit Merger Agreement

“Regal Beloit Merger Transactions” means the Internal Restructuring (as defined in the Separation Agreement), the Specified Dividend, the Regal Beloit Dividend, the consummation of the Regal Beloit Acquisition, the consummation of the transactions contemplated by the Separation Agreement, the Regal Beloit Merger Agreement, the Employee Matters Agreement (as defined in the Regal Beloit Merger Agreement), the Real Estate Matters Agreement (as defined in the Regal Beloit Merger Agreement) and the Intellectual Property Matters Agreement (as defined in the Regal Beloit Merger Agreement), the payment of fees and expenses in connection with the foregoing and the financing of the foregoing with debt for borrowed money.

“Regal Beloit Term Facility” means a new bridge or term facility (which may be provided under the Regal Beloit Credit Agreement) for Regal Beloit the proceeds of which are used to finance the Regal Beloit Dividend.

“Register” – see Section 14.8.1.

“Rejection Notice” – see Section 6.2.4(b).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, trustees, agents, advisors, members and representatives of such Person and of such Person’s Affiliates.

“Relevant Governmental Body” means the Federal Reserve Board or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board or the NYFRB, or any successor thereto.

“Remainco Refinancing” means the repayment, prepayment, repurchase, redemption or other amendment of the Remainco Debt Facilities (as defined in the Regal Beloit Merger Agreement) so that the consummation of the Regal Beloit Merger Transactions will not result in a breach thereof or a default or event of default thereunder and the consummation of the Lien and Guarantee Release (as defined in the Regal Beloit Merger Agreement).

“Required Lenders” means, at any time, Lenders having outstanding Loans and unused Commitments representing a majority of the sum of the outstanding Loans and unused Commitments at such time.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Rexnord Credit Agreement” means the Third Amended and Restated First Lien Credit Agreement, dated as of August 21, 2013 (as further amended, restated, amended and restated, supplemented or otherwise modified prior to the date hereof), among the subsidiaries of Rexnord Corporation party thereto, the lenders party thereto and Credit Suisse AG, as administrative agent.

“S&P” means Standard & Poor’s Ratings Services and any successor thereto.

“Same Day Funds” means with respect to disbursements and payments in Dollars, immediately available funds.

“Sanctions” – see Section 9.18.

“SEC” means the Securities and Exchange Commission.

“Securitization Obligations” means the aggregate investment or claim (as opposed to the value of the underlying assets subject to the applicable Permitted Securitization) held at any time by all purchasers, assignees or transferees of (or of interests in), or holders of obligations that are supported or secured by, accounts receivable, general intangibles, chattel paper or other financial assets (including rights in respect of capitalized leases) and related rights of the Company or any Subsidiary in connection with Permitted Securitizations.

“Securitization Subsidiary” means a special purpose, bankruptcy remote, directly or indirectly wholly-owned Subsidiary of the Company that is formed for the sole and exclusive purpose of engaging in activities in connection with the purchase, contribution, transfer, sale and financing of assets and related rights in connection with and pursuant to one or more Permitted Securitizations.

“Separation Agreement” means the Separation and Distribution Agreement, dated as of February 15, 2021, among Rexnord Corporation, Regal Beloit and the Company.

“Significant Subsidiary” means, at any time, any Subsidiary having (a) assets (after intercompany eliminations) with a value not less than 10% of the total value of the consolidated assets of the Company and its Subsidiaries, taken as a whole, or (b) revenues (after elimination of intercompany revenues) not less than 10% of the consolidated revenues of the Company and its Subsidiaries, taken as a whole, in each case for, or as of the end of, the most recently ended Computation Period, as the case may be.

“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding Business Day.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the NYFRB’s website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Specified Dividend” means the payment by the Company of a special cash dividend to Rexnord Corporation or a subsidiary thereof prior to the spin-off of the Company from Rexnord Corporation.

“Specified Representations” means each of the representations made by the Company or its Subsidiaries set out in Sections 9.1(a), 9.2(a), 9.3, 9.10, 9.11, 9.17(a)(with respect to use of proceeds not violating such Section), 9.18(a)(with respect to use of proceeds not violating such Section), 9.19 and 9.21.

“Specified Time” means 11:00 a.m. (London time).

“Subordinated Debt” means any Debt of the Company or any Subsidiary that (a) is subordinated to the obligations of the Company and its Subsidiaries under the Loan Documents in a manner approved in writing by the Required Lenders and (b) has (i) no amortization prior to the date that is at least 91 days after the Term Loan Maturity Date, (ii) financial covenants and events of default (and related definitions) that are reasonably acceptable to the Required Lenders and (iii) no limitation on senior Debt (or any guaranty thereof) that is unacceptable to the Required Lenders in their reasonable discretion.

“Subsidiary” means, with respect to any Person, a corporation, partnership, limited liability company or other entity of which such Person and/or its other Subsidiaries own, directly or indirectly, such number of outstanding shares or other ownership interests as have more than 50% of the ordinary voting power for the election of directors or other managers of such entity. Unless the context otherwise requires, each reference to Subsidiaries herein shall be a reference to Subsidiaries of the Company.

“Subsidiary Guarantor” means, at any time, each Subsidiary that has executed a counterpart of the Subsidiary Guaranty at or prior to such time (or is required to execute a counterpart of the Subsidiary Guaranty at such time), excluding any such Person which has been released from its obligations under the Subsidiary Guaranty in accordance with the terms hereof.

“Subsidiary Guaranty” means, collectively, the Subsidiary Guaranty and each guaranty executed by any other Subsidiary with respect to the obligations of the Company under the Loan Documents substantially in the form of Exhibit C.

“Supported QFC” – see Section 14.18.

“Suretyship Liability” means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to or otherwise to invest in a debtor, or otherwise to assure a creditor against loss) any indebtedness, obligation or other liability of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the shares of any other Person. The amount of any Person’s obligation in respect of any Suretyship Liability shall (subject to any limitation set forth therein) be deemed to be equal to the lesser of (i) the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Suretyship Liability is incurred or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof, and (ii) the stated amount of such Suretyship Liability.

“Swap” means any agreement, contract, or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Obligation” means, with respect to any person, any obligation to pay or perform under any Swap.

“Swap Termination Value” means, in respect of any one or more Hedging Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Agreements, (a) for any date on or after the date such Hedging Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Agreements (which may include a Lender or any Affiliate of a Lender).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Lender” means a Lender with an outstanding Term Loan.

“Term Loan Commitment” means, as to any Lender, its obligation to make a Term Loan to the Company on the Borrowing Date, expressed as an amount representing the maximum principal amount of the Term Loans to be made by such Lender hereunder, as such Commitment may be changed from time to time pursuant to Section 6. The initial amount of such Lender’s Term Loan Commitment is set forth opposite such Lender’s name in Part A of Schedule 2.1 under the heading “Term Loan Commitment”. The initial aggregate amount of the Term Loan Commitments is $486,827,669.

“Term Loan Maturity Date” means August 25, 2023.

“Term Loans” – see Section 2.1.1.

“Term SOFR” means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Term SOFR Notice” means a notification by the Administrative Agent to the Lenders and the Company of the occurrence of a Term SOFR Transition Event.

“Term SOFR Transition Event” means the determination by the Administrative Agent after consultation with the Company that (a) Term SOFR has been recommended for use by the Relevant Governmental Body, (b) the administration of Term SOFR is administratively feasible for the Administrative Agent and (c) a Benchmark Transition Event or an Early Opt-in Election, as applicable, has previously occurred resulting in a Benchmark Replacement in accordance with Section 8.2 that is not Term SOFR.

“Trade Date” – see Section 14.8.3(a).

“Transactions” means the execution and delivery by the Loan Parties of this Agreement, the performance by the Loan Parties of their obligations hereunder and thereunder, the borrowings made or to be made hereunder and the use of the proceeds thereof.

“Type of Loan or Borrowing” - see Section 2.2.1. The types of Loans or borrowings under this Agreement are as follows: Base Rate Loans or borrowings and Eurodollar Loans or borrowings.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unmatured Event of Default” means any event that, if it continues uncured, will, with lapse of time or notice or both, constitute an Event of Default.

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regimes” – see Section 14.18.

“U.S. Tax Compliance Certificate” - see Section 7.7(e)(ii)(B)(3).

“Voting Stock” means, as applied to the stock of any corporation, stock of any class or classes (however designated) having by the terms thereof ordinary voting power to elect a majority of the members of the board of directors (or other governing body) of such corporation other than stock having such power only by reason of the happening of a contingency.

“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2         Other Interpretive Provisions. (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)          Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(c)          (i) The term “including” is not limiting and means “including without limitation”.

(ii)         In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including”.

(d)          Unless otherwise specified, any reference to a Subsidiary being “wholly-owned” means that such Subsidiary is directly or indirectly wholly-owned by the Company.

(e)          Unless otherwise expressly provided herein, (i) references in any Loan Document to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document, (ii) references in any Loan Document to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such statute or regulation and (iii) references in any Loan Document to any Person shall be construed to include such Person’s successors and assigns, subject to any restriction upon assignment contained in any Loan Document.

(f)           This Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are independent and each shall be performed in accordance with its terms.

(g)          This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to the Administrative Agent, the Company, the Lenders and the other parties hereto and thereto and are the products of all parties. Accordingly, they shall not be construed against the Administrative Agent or the Lenders merely because of the Administrative Agent’s or the Lenders’ involvement in their preparation.

(h)          Unless otherwise expressly provided herein, any reference to a particular time means such time in New York, New York.

(i)           For all purposes of this Agreement (but not for purposes of the preparation of any financial statements, any schedule pertaining to Foreign Subsidiaries or any compliance certificate delivered pursuant hereto), the equivalent in any currency other than Dollars of an amount in Dollars, and the equivalent in Dollars of an amount in any other currency other than Dollars, shall be based on the Dollar Equivalent.

(j)           No Event of Default or Unmatured Event of Default shall arise as a result of any limitation or threshold set forth in Dollars in Section 9 or Section 10 under this Agreement being exceeded solely as a result of changes in currency exchange rates from those rates applicable on the last day of the Fiscal Quarter of the Company immediately preceding the Fiscal Quarter of the Company in which such transaction requiring a determination occurs.

(k)          Where the character or amount of any asset or liability or item of income or expense is required to be determined, or any consolidation or other accounting computation is required to be made, for the purpose of this Agreement, such determination or calculation shall, to the extent applicable and except as otherwise specified in this Agreement, be made in accordance with GAAP, consistently applied (it being agreed that all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (i) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Debt or other liabilities of the Company or any Subsidiary at “fair value,” as defined therein and (ii) any treatment of Debt in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Debt in a reduced or bifurcated manner as described therein, and such Debt shall at all times be valued at the full stated principal amount thereof); provided that (i) notwithstanding any provision of any Loan Document to the contrary, for purposes of this Agreement and each other Loan Document (other than covenants to deliver financial statements), the determination of whether a lease constitutes a capital lease or an operating lease and whether obligations arising under a lease are required to be capitalized on the balance sheet of the lessee thereunder and/or recognized as interest expense in the lessee’s financial statements shall be determined under generally accepted accounting principles in the United States as of the date of this Agreement (excluding, for the avoidance of doubt, the future phase-in of any amendments to GAAP that have been adopted as of the Effective Date), notwithstanding any modifications or interpretive changes thereto that may occur thereafter and (ii) if the Company notifies the Administrative Agent that the Company wishes to amend any covenant in Section 10 to eliminate the effect of any change in GAAP or in the application thereof on the operation of such covenant (or if the Administrative Agent notifies the Company that the Required Lenders wish to amend Section 10 for such purpose), then the Company’s compliance with such covenant shall be determined without giving effect to such change or the application thereof until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Company and the Required Lenders. For purposes of calculating the Funded Debt to EBITDA Ratio (and any component definitions thereof), the Interest Coverage Ratio (and any component definitions thereof), consolidated assets (including total or tangible assets) and revenues, any Acquisition, any sale or other disposition outside the ordinary course of business by the Company or any of the Subsidiaries of any asset or group of related assets in one or a series of related transactions, any incurrence or repayment of any Debt, and any related financing or other transactions in connection with any of the foregoing, occurring during the period for which such ratios are calculated shall be deemed to have occurred on the first day of the relevant period for which such ratios were calculated on a pro forma basis reasonably acceptable to the Administrative Agent.

(l)           For purposes of calculating on a pro forma basis the Interest Coverage Ratio with respect to any Debt that bears a floating rate of interest, the interest on such Debt shall be calculated as if the rate in effect on the date of the event for which the calculation of the Interest Coverage Ratio is made had been the applicable rate for the entire period (taking into account any Hedging Agreement applicable to such Debt if such Hedging Agreement has a remaining term in excess of 12 months).

1.3         Limited Condition Acquisitions. Notwithstanding anything to the contrary in this Agreement, in connection with any action being taken with a Limited Condition Acquisition for purposes of determining:

(a)          whether any Debt that is being incurred in connection with such Limited Condition Acquisition is permitted to be incurred in compliance with Section 6.1.3, Section 6.1.4 or Section 10.7;

(b)          whether any Lien being incurred in connection with such Limited Condition Acquisition is permitted to be incurred in compliance with Section 6.1.3, Section 6.1.4 or Section 10.8;

(c)          whether any other transaction to be undertaken in connection with such Limited Condition Acquisition complies with the covenants or agreements contained in this Agreement; and

(d)          any calculation of the ratios or baskets, including EBITDA, Funded Debt to EBITDA Ratio, Interest Coverage Ratio, Consolidated Net Income, and baskets determined by reference to EBITDA and whether an Event of Default or Unmatured Event of Default exists in connection with the foregoing, at the prior written election of the Company to the Administrative Agent (the Company’s election to exercise such option in connection with any Limited Condition Acquisition, an “LCA Election”), the date that the letter of intent or definitive agreement for such Limited Condition Acquisition is entered into (the “LCA Test Date”) may be used as the applicable date of determination, as the case may be, with pro forma adjustments and based on the most recently ended Computation Period for which financial statements are internally available at the time of determination. In addition, notwithstanding any provision of this Agreement to the contrary any condition to any Limited Condition Acquisition with respect to which the Company makes an LCA Election (and any related Debt) that requires that no Unmatured Event of Default or Event of Default shall have occurred and be continuing prior to, at the time of or after giving effect to such Limited Condition Acquisition (or the incurrence of such Debt) shall be deemed satisfied if (i) no Unmatured Event of Default or Event of Default shall have occurred and be continuing on the LCA Test Date, and (ii) no Event of Default under Section 12.1.1 or Section 12.1.3 shall have occurred and be continuing both immediately before and immediately after giving effect to such Limited Condition Acquisition and any Debt incurred in connection therewith.

For the avoidance of doubt, if the Company makes an LCA Election (a) any fluctuation or change in the EBITDA, Funded Debt to EBITDA Ratio, Interest Coverage Ratio, Consolidated Net Income, consolidated assets or consolidated tangible assets of the Company from the LCA Test Date to the date of consummation of such Limited Condition Acquisition will not be taken into account for purposes of determining whether any Debt or Lien that is being incurred in connection with such Limited Condition Acquisition is permitted to be incurred, or whether any other transaction undertaken in connection with such Limited Condition Acquisition by the Company or any Subsidiary complies with the Loan Documents and (b) in connection with any subsequent calculation of any incurrence ratio or basket that was determined as of the LCA Test Date as a result of such LCA Election in order to determine compliance following the relevant LCA Test Date and prior to the earlier of (i) the date on which such Limited Condition Acquisition is consummated or (ii) the date that the applicable agreement in respect of the Limited Condition Acquisition is terminated or expires without consummation of such Limited Condition Acquisition, any such ratio or basket shall be calculated on a pro forma basis assuming such Limited Condition Acquisition and other transactions in connection therewith (including any incurrence of Debt and the use of proceeds thereof) have been consummated.

1.4         Interest Rates; LIBOR Notification. The interest rate on Eurodollar Loans is determined by reference to the Eurodollar Rate (Reserve Adjusted), which is derived from the London interbank offered rate (“LIBOR”). LIBOR is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. On March 5, 2021, the U.K. Financial Conduct Authority (“FCA”) publicly announced that immediately after June 30, 2023, the 1-month, 3-month and 6-month U.S. Dollar LIBOR settings will cease to be provided or, subject to the FCA’s consideration of the case, be provided on a synthetic basis and no longer be representative of the underlying market and economic reality they are intended to measure and that representativeness will not be restored. There is no assurance that dates announced by the FCA will not change or that the administrator of LIBOR and/or regulators will not take further action that could impact the availability, composition, or characteristics of LIBOR or the currencies and/or tenors for which LIBOR is published. Each party to this agreement should consult its own advisors to stay informed of any such developments. Public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of LIBOR. Upon the occurrence of a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, Section 8.2(b) and (c) provide the mechanism for determining an alternative rate of interest. The Administrative Agent will promptly notify the Company, pursuant to Section 8.2(e), of any change to the reference rate upon which the interest rate on Eurodollar Loans is based. However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to LIBOR or other rates in the definition of “Eurodollar Rate (Reserve Adjusted)” or with respect to any alternative or successor rate thereto, or replacement rate thereof (including, without limitation, (i) any such alternative, successor or replacement rate implemented pursuant to Section 8.2 (b) or (c), whether upon the occurrence of a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, and (ii) the implementation of any Benchmark Replacement Conforming Changes pursuant to Section 8.2(d)), including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the Eurodollar Rate (Reserve Adjusted) or have the same volume or liquidity as did the London interbank offered rate prior to its discontinuance or unavailability.

1.5         Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.

SECTION 2.   COMMITMENTS OF THE BANKS; BORROWING AND CONVERSION PROCEDURES.

2.1         Commitments. On and subject to the terms and conditions of this Agreement, each of the Lenders, severally and for itself alone and not jointly, agrees to make loans to the Company as follows:

2.1.1       Term Loans. Subject to the terms and conditions set forth herein, each Lender agrees to make a term loan (each, a “Term Loan”) during the Availability Period to the Company in a principal amount in Dollars not exceeding its Term Loan Commitment. The Company may make only one borrowing under the Term Loan Commitments. Amounts borrowed under this Section 2.1.1 and subsequently repaid or prepaid may not be reborrowed.

2.2         Loan Procedures.

2.2.1       Various Types of Loans. Each Loan shall be either a Base Rate Loan or a Eurodollar Loan (each a “type” of Loan), as the Company shall specify in the related notice of borrowing, continuation or conversion pursuant to Section 2.2.2 or 2.2.3. Eurodollar Loans made to the Company having the same Interest Period are sometimes called a “Group” or collectively “Groups”. Base Rate Loans and Eurodollar Loans may be outstanding at the same time, provided that (i) not more than fifteen different Groups of Eurodollar Loans shall be outstanding at any one time and (ii) the aggregate principal amount of each Group of Eurodollar Loans shall at all times be at least, in the case of Eurodollar Loans, $3,000,000 and an integral multiple of $1,000,000 in excess thereof (or, in any event, the then-outstanding principal amount of the Term Loans).

2.2.2       Borrowing Procedures. The Company shall give written notice (or in the case of a borrowing denominated in Dollars, telephonic notice (followed promptly by written confirmation thereof)) to the Administrative Agent of each proposed borrowing not later than (a) in the case of a Base Rate borrowing, 12:00 noon (New York City time) on the proposed date of such borrowing, and (b) in the case of a Eurodollar borrowing, 2:00 p.m. (Local Time) at least three Business Days prior to the proposed date of such borrowing. Each such notice shall be effective upon receipt by the Administrative Agent, shall be irrevocable (subject to the occurrence of the Regal Beloit Acquisition Closing Date; provided that the Company shall indemnify the Lenders in accordance with the terms of Section 8.4 hereof), and shall specify the date, the amount and type of borrowing and, in the case of a Eurodollar borrowing, the initial Interest Period therefor. Promptly upon receipt of such notice, the Administrative Agent shall advise each Lender thereof. Not later than 2:00 p.m. (Local Time) on the date of a proposed borrowing, each Lender shall provide the Administrative Agent at the office specified by the Administrative Agent with Same Day Funds covering such Lender’s pro rata share of such borrowing and, so long as the Administrative Agent has not received written notice that the conditions precedent set forth in Section 11 with respect to such borrowing have not been satisfied, the Administrative Agent shall pay over the requested amount to the Company on the requested borrowing date. The borrowing of the Term Loans shall be on a Business Day. The borrowing of the Term Loans shall be in an aggregate amount at least (x) in the case of a borrowing for the Company, $3,000,000 and an integral multiple of $1,000,000 in excess thereof (or, in any event, $486,827,669).

2.2.3       Conversion and Continuation Procedures. (a) Subject to the provisions of Section 2.2.1, the Company may, upon irrevocable written notice (or telephonic notice (followed promptly by written confirmation thereof)) to the Administrative Agent in accordance with clause (b) below:

(i)          elect, as of any Business Day, to convert any outstanding Loan into a Loan of a different type; or

(ii)         elect, as of the last day of the applicable Interest Period, to continue any Group of Eurodollar Loans having an Interest Period expiring on such day (or any part thereof in an aggregate amount not less than (x) in the case of Eurodollar Loans to be made to the Company, $3,000,000 and an integral multiple of $1,000,000 in excess thereof, for a new Interest Period (or, in any event, $486,827,669).

(b)          The Company shall give notice to the Administrative Agent of each proposed conversion or continuation not later than (i) in the case of conversion into Base Rate Loans, 1:30 p.m. (New York City time) on the proposed date of such conversion; and (ii) in the case of a conversion into or continuation of Eurodollar Loans, 2:00 p.m. (Local Time) at least three Business Days prior to the proposed date of such conversion or continuation, specifying in each case:

(1)       the proposed date of conversion or continuation;

(2)       [reserved];

(3)       the aggregate amount of Loans to be converted or continued;

(4)       the type of Loans resulting from the proposed conversion or continuation; and

(5)       in the case of conversion into, or continuation of, Eurodollar Loans, the duration of the requested Interest Period therefor.

(c)       If upon expiration of any Interest Period applicable to any Eurodollar Loan, the Company has failed to select timely a new Interest Period to be applicable to such Eurodollar Loan, the Company shall be deemed to have elected to continue such Eurodollar Loan with a one-month Interest Period effective on the last day of such Interest Period.

(d)       The Administrative Agent will promptly notify each Lender of its receipt of a notice of conversion or continuation pursuant to this Section 2.2 or, if no timely notice is provided by the Company, of the details of any automatic continuation.

(e)       Unless the Required Lenders otherwise consent, during the existence of any Event of Default or Unmatured Event of Default, the Company may not elect to have a Loan converted into or continued as a Eurodollar Loan.

2.3         [Reserved].

2.4         [Reserved].

2.5         Commitments Several. The failure of any Lender to make a requested Loan on any date shall not relieve any other Lender of its obligation (if any) to make a Loan on such date, but no Lender shall be responsible for the failure of any other Lender to make any Loan to be made by such other Lender.

2.6         [Reserved].

2.7         [Reserved].

2.8         [Reserved].

2.9         [Reserved].

2.10       Defaulting Lenders.

(a)       Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)        Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 14.1.

(ii)       Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 12 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 7.5 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, [reserved]; third, [reserved]; fourth, as the Company may request (so long as no Event of Default or Unmatured Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, [reserved]; sixth, to the payment of amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Event of Default or Unmatured Event of Default exists, to the payment of any amounts owing to the Company as a result of any judgment of a court of competent jurisdiction obtained by the Company against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction. Any payment, prepayment or other amount paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents to the foregoing.

(iii)      (A) No Defaulting Lender shall be entitled to receive any non-use fee (pursuant to Section 5.1 or otherwise) for any period during which that Lender is a Defaulting Lender (and the Company shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender); and (B) [reserved].

SECTION 3.   EVIDENCE OF DEBT.

3.1         Lender Records. The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Company and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Company hereunder to pay any amount owing hereunder or under any other Loan Document. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Company shall execute and deliver to such Lender (through the Administrative Agent) a promissory note substantially in the form of Exhibit A (each a “Note”), which shall evidence such Lender’s Loan, in addition to such accounts or records. Each Lender may attach schedules to its Note (or Notes) and endorse thereon the date, type (if applicable), amount and maturity of its Loans and payments with respect thereto.

3.2         [Reserved].

SECTION 4.   INTEREST.

4.1         Interest Rates; Default Interest.

4.1.1   Interest Rates for Loans. The Company promises to pay interest on the unpaid principal amount of each Loan made to it for the period commencing on the date such Loan is made until such Loan is paid in full as follows:

(a)       at all times such Loan is a Base Rate Loan, at a rate per annum equal to the Base Rate plus the Base Rate Margin from time to time in effect; and

(b)       at all times such Loan is a Eurodollar Loan, at a rate per annum equal to the sum of the Eurodollar Rate (Reserve Adjusted) applicable to each Interest Period for such Loan plus the Eurodollar Margin from time to time in effect.

Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Company hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2.0% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2.0% plus the rate applicable to Base Rate Loans as provided in paragraph (a) of this Section (the foregoing clauses (i) and (ii), as applicable, the “Default Rate”).

4.1.2   [Reserved].

4.2         Interest Payment Dates. Accrued interest on each Base Rate Loan shall be payable in arrears on the last Business Day of each calendar quarter and at maturity. Accrued interest on each Eurodollar Loan shall be payable on the last day of each Interest Period relating to such Loan (and, in the case of a Eurodollar Loan with an Interest Period of six months or longer, on each three-month anniversary of the first day of such Interest Period) and at maturity. After maturity, accrued interest on all Loans shall be payable on demand.

4.3         Setting and Notice of Eurodollar Rates. The applicable Eurodollar Rate for each Interest Period shall be determined by the Administrative Agent, which shall give notice thereof to the Company and each Lender. Each determination of the applicable Eurodollar Rate by the Administrative Agent shall be conclusive and binding upon the parties hereto, in the absence of demonstrable error. The Administrative Agent shall, upon written request of the Company or any Lender, deliver to the Company or such Lender a statement showing the computations used by the Administrative Agent in determining any applicable Eurodollar Rate hereunder.

4.4         Computation of Interest. All determinations of interest for Base Rate Loans when the Base Rate is determined by the Prime Rate shall be made on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed. All other computations of interest shall be computed for the actual number of days elapsed on the basis of a year of 360 days or on such other basis as the Administrative Agent shall determine is customary for the relevant currency. The applicable interest rate for each Base Rate Loan shall change simultaneously with each change in the Base Rate.

SECTION 5.   FEES.

5.1         Non-Use Fee. Subject to Section 2.10(a)(iii)(A), the Company agrees to pay to the Administrative Agent for the account of each Term Lender a non-use fee, for the period from May 16, 2021 to the Borrowing Date, at a rate per annum equal to the Non-Use Fee Rate multiplied by the actual daily unused portion of such Term Lender’s Term Loan Commitment (or, for any day from May 16, 2021 and prior to the Effective Date, in respect of such Term Lender’s allocated commitments in respect of the Term Loan Commitments). Such non-use fee shall be earned, due and payable on the earlier of (x) the Borrowing Date and (y) the termination of the Availability Period. The non-use fee shall be computed for the actual number of days elapsed on the basis of a year of 360 days.

5.2         Other Fees. The Company shall, without duplication to the fees referred to above in Section 5.1, pay, or cause to be paid, to the Administrative Agent and the Lead Arrangers (or their Affiliates) for their account (or that of their applicable Affiliates) such fees as separately agreed between the Company or its Subsidiaries and the Administrative Agent and/or the Lead Arrangers pursuant to any fee or similar letters.

SECTION 6.   CHANGES IN COMMITMENTS; PREPAYMENTS; AMORTIZATION; REPAYMENT OF LOANS.

6.1         Changes in Commitments.

6.1.1      Voluntary Reduction or Termination of the Term Loan Commitment. (a) The Company may, subject to the terms of the Regal Beloit Merger Agreement and the prior written consent of Regal Beloit, from time to time on at least three Business Days’ prior written notice received by the Administrative Agent (which shall promptly advise each Lender thereof) permanently reduce the Term Loan Commitment. Any such reduction shall be in an amount not less than $3,000,000 or a higher integral multiple of $1,000,000. All reductions of the Term Loan Commitment shall reduce the Term Loan Commitment pro rata among the Lenders according to their respective pro rata share of the Term Loan Commitments.

(b)         [reserved].

6.1.2      Mandatory Reduction of Commitments. Unless previously terminated, the Term Loan Commitment shall terminate upon the earlier of (a) the making of any Term Loans on the Borrowing Date and (b) the last day of the Availability Period.

6.1.3      [Reserved].

6.1.4      [Reserved].

6.2         Prepayments.

6.2.1   The Company may from time to time prepay Loans in whole or in part, without premium or penalty, provided that the Company shall give the Administrative Agent (which shall promptly advise each Lender) notice thereof not later than (a) 2:30 p.m. (Local Time) on the date of such prepayment (which shall be a Business Day), in the case of Base Rate Loans, and (b) two Business Days prior to the date of such prepayment, in the case of Eurodollar Loans, in each case specifying the Loans to be prepaid and the date and amount of prepayment. Each partial prepayment of Loans shall be in a minimum amount of $3,000,000 and an integral multiple of $1,000,000 in excess thereof. Prepayments of Loans shall be applied pro rata to the Loans of all Lenders based on the outstanding amount thereof for the account of such applicable Lender. Any prepayment of a Eurodollar Loan on a day other than the last day of an Interest Period therefor shall include interest on the principal amount being repaid and shall be subject to Section 8.4. Each notice of prepayment under this Section 6.2.1 shall be irrevocable; provided that a notice delivered by the Company of the prepayment of Loans in connection with the termination of the Commitments pursuant to Section 6.1.1(b) may state that such notice is conditioned upon the consummation of another transaction, in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

6.2.2   [Reserved].

6.2.3   [Reserved].

6.2.4   Mandatory Prepayments. (a) Subject to clauses (c) and (d) below, on each occasion that the Company or any Subsidiary receives any Net Cash Proceeds in respect of any Prepayment Event, (i) prior to the Borrowing Date, unused outstanding Term Loan Commitments shall be reduced on a Dollar-for-Dollar basis (or, in the case of a Commitment Reduction Event, on a Dollar-for-Dollar basis only on the portion of Net Cash Proceeds exceeding $100,000,000) on the date of receipt by the Company or its Subsidiaries of any such Net Cash Proceeds and (ii) on and after the Borrowing Date, outstanding Loans shall be prepaid on a Dollar for Dollar basis by the Company or its Subsidiaries promptly (and in any event within five Business Days) with any such Net Cash Proceeds; provided that notwithstanding the foregoing, (i) prior to the Borrowing Date, in no event shall such Net Cash Proceeds of a Prepayment Event be required to reduce the Term Loan Commitments to the extent that such Net Cash Proceeds are required to be applied to prepay Debt outstanding under the Rexnord Credit Agreement and (ii) on and after the Borrowing Date, such Net Cash Proceeds of a Prepayment Event may be applied towards the prepayment or purchase of other Debt having the same (including with respect to priority) credit support package (whether in terms of security and/or guarantees) as the Loans to the extent the documentation governing such Debt requires such a prepayment or purchase (or commitment reduction) with Net Cash Proceeds in respect of such Prepayment Event, in each case in an amount not to exceed the product of (x) the amount of such Net Cash Proceeds and (y) a fraction, the numerator of which is the outstanding principal amount of such other Debt (or committed amounts) and the denominator of which is the aggregate outstanding principal amount of Loans and all such other Debt (or committed amounts). Subject to clause (b) below, each prepayment of outstanding Loans required to be made pursuant to this paragraph shall be allocated pro rata among the Loans.

(b)       The Company shall notify the Administrative Agent in writing of any mandatory prepayment of Loans required to be made pursuant to Section 6.2.4 at least three Business Days prior to the date of such prepayment. Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment. The Administrative Agent will promptly notify each Lender holding Loans of the contents of the Company’s prepayment notice and of such Lender’s pro rata share of the prepayment. Each Lender may reject all or a portion of its pro rata share of any mandatory prepayment (such declined amounts, the “Declined Proceeds” and such rejecting Lenders, the “Declining Proceeds Lenders”) of Loans required to be made pursuant to Section 6.2.4(a) by providing written notice (each, a “Rejection Notice”) to the Administrative Agent and the Company no later than 4:00 p.m. (New York City time) one Business Day after the date of such Lender’s receipt of notice from the Administrative Agent regarding such prepayment. Each Rejection Notice from a given Lender shall specify the principal amount of the mandatory repayment of Loans to be rejected by such Lender. If a Lender fails to deliver a Rejection Notice to the Administrative Agent within the time frame specified above or such Rejection Notice fails to specify the principal amount of the Loans to be rejected, any such failure will be deemed an acceptance of the total amount of such mandatory prepayment of Loans. Any Declined Proceeds remaining thereafter, first, if there are Loans outstanding, shall be offered to the Lenders (other than any Declining Proceeds Lender) on a pro rata basis (based on their outstanding Loans), which Lenders may reject all or a portion of their pro rata shares of such Declined Proceeds, second, [reserved], and, third, to the extent any Declined Proceeds remain thereafter, shall not be subject to mandatory prepayment hereunder.

(c)       Notwithstanding clause (a) above, if (x) the Company shall deliver a certificate of an Executive Officer to the Administrative Agent at or promptly following the time of receipt of any amount that would otherwise constitute Net Cash Proceeds of (prior to the Borrowing Date) a Commitment Reduction Event described in clause (a) of the definition thereof or (on or after the Borrowing Date) an Asset Sale, in each case setting forth the Company’s intent to reinvest such proceeds in productive assets or businesses, including in Permitted Acquisitions or capital expenditures, within 365 days of receipt of such proceeds (the “Investment Period”) and (y) in respect of an Asset Sale, no Event of Default shall have occurred and shall be continuing at the time of the delivery of such certificate, such proceeds shall not constitute Net Cash Proceeds except to the extent not so used at the end of such Investment Period (or, if the Company commits to reinvest such proceeds within such Investment Period, within 180 days of the end of such Investment Period), at which time such proceeds shall be deemed to be Net Cash Proceeds.

(d)       The Company shall not be required to prepay by any amount that would otherwise be required pursuant to clause (a) above to the extent (i) the relevant Net Cash Proceeds are generated by any Foreign Subsidiary and the repatriation to the Company of any such Net Cash Proceeds would be prohibited, restricted or delayed under any applicable law or conflict with the fiduciary duties of such Foreign Subsidiary’s directors or officers or (ii) the relevant Net Cash Proceeds are generated by any Foreign Subsidiary and the repatriation of such Net Cash Proceeds to the Company would result in adverse tax consequences as reasonably determined by the Company; provided that upon the Company obtaining knowledge that such circumstance in clause (i) and/or clause (ii), as applicable, ceases to apply, such Net Cash Proceeds shall be deemed received for purposes of clause (a) above and any prepayment or reduction requirements applicable thereto.

6.2.5   Dutch Auction.

(a)       Notwithstanding anything to the contrary contained in any Loan Document, the Company may conduct Dutch auctions from time to time in order to purchase Loans (each, an “Auction”) (each such Auction to be managed exclusively by the Administrative Agent or another investment bank(s) of recognized standing selected by the Company following consultation with the Administrative Agent (in such capacity, the “Auction Manager”)), so long as the following conditions are satisfied:

(i)                    each Auction shall be conducted in accordance with the procedures, terms and conditions set forth in this Section 6.2.5 and Schedule 6.2.5;

(ii)                   no Event of Default or Unmatured Event of Default shall (A) have occurred and be continuing on the date of the delivery of each Auction Notice or (B) have occurred at the time of purchase of any Loans or result from the purchase of any Loans, in each case in connection with any Auction;

(iii)                  the minimum principal amount (calculated on the face amount thereof) of the Loans that the Company offers to purchase in any such Auction shall be no less than $25,000,000 (unless another amount is agreed to by the Auction Manager);

(iv)                  [reserved];

(v)                   the aggregate principal amount (calculated on the face amount thereof) of all Loans so purchased by the Company shall automatically be cancelled and retired by the Company on the settlement date of the relevant purchase (and may not be resold) and all rights of the Company as a Lender related to any Loans so purchased by the Company shall automatically and immediately, for all purposes under this Agreement, the other Loan Documents and otherwise, be deemed to be irrevocably terminated, extinguished, cancelled and of no further force and effect and none of the Company or any of their respective Subsidiaries shall obtain or have any rights as a Lender hereunder or under the other Loan Documents by virtue of such purchase or assignment;

(vi)                  no more than one Auction may be ongoing at any one time;

(vii)                 the Company represents and warrants on the date of delivery of each Auction Notice that the Company shall not have any MNPI that both (A) has not been previously disclosed in writing to the Administrative Agent and the Lenders (other than because such Lender does not wish to receive such MNPI) prior to such time, and (B) could reasonably be expected to have a material effect upon, or otherwise be material, to a Lender’s decision to participate in the Auction; and

(viii)                at the time of each purchase of Loans through an Auction, the Company shall have delivered to the Auction Manager an officer’s certificate of an Executive Officer of the Company certifying as to compliance with the preceding clauses (i) through (vii).

(b)      The Company must terminate an Auction if it fails to satisfy one or more of the conditions set forth above which are required to be met at the time which otherwise would have been the time of purchase of Loans pursuant to the respective Auction. If the Company commences any Auction (and all relevant requirements set forth above which are required to be satisfied at the time of the commencement of the respective Auction have in fact been satisfied), and if at such time of commencement the Company reasonably believes that all required conditions set forth above which are required to be satisfied at the time of the purchase of Loans pursuant to such Auction shall be satisfied, then the Company shall have no liability to any Lender or any other Person for any termination of the respective Auction as a result of its failure to satisfy one or more of the conditions set forth above which are required to be met at the time which otherwise would have been the time of purchase of Loans pursuant to the respective Auction, and any such failure shall not result in any Event of Default or Unmatured Event of Default hereunder. With respect to all purchases of Loans made by the Company pursuant to this Section 6.2.5, (i) the Company shall pay on the settlement date of each such purchase the purchase price and all accrued and unpaid interest (except to the extent otherwise set forth in the relevant offer documents for such Auction), if any, on the purchased Loans up to the settlement date of such purchase, and (ii) such purchases (and the payments made by the Company and the cancellation of the purchased Loans, in each case in connection therewith) shall not constitute optional or mandatory payments or prepayments for purposes of Sections 6.2.

(c)       The Administrative Agent and the Lenders hereby consent to the Auctions and the other transactions contemplated by this Section 6.2.5 (provided that, no Lender shall have any obligation to participate in any such Auctions) and hereby waive the requirements of any provision of any Loan Document that may otherwise prohibit any Auction or any other transaction contemplated by this Section 6.2.5. The Auction Manager acting in its capacity as such hereunder shall be entitled to the benefits of the provisions of Section 13, Section 14.5 and Section 14.11 mutatis mutandis as if each reference therein to the “Administrative Agent” were a reference to the Auction Manager, and the Administrative Agent shall cooperate with the Auction Manager as reasonably requested by the Auction Manager in order to enable it to perform its responsibilities and duties in connection with each Auction.

6.3         Repayment.

6.3.1   [Reserved].

6.3.2   To the extent not previously paid, all Term Loans shall be due and payable in full on the Term Loan Maturity Date.

6.3.3   [Reserved].

6.3.4   [Reserved].

6.3.5   Repayments of Loans shall be accompanied by accrued interest on the amount repaid.

6.4         [Reserved].

SECTION 7.   MAKING AND PRORATION OF PAYMENTS; SETOFF; TAXES.

7.1         Making of Payments. All payments of principal of or interest on the Loans shall be made by the Company to the Administrative Agent at its principal office in New York, New York in immediately available funds in Dollars and without set-off, counterclaim or deduction of any kind, not later than noon on the date due, and funds received after that hour shall be deemed to have been received by the Administrative Agent on the next following Business Day. The Administrative Agent shall promptly remit to each Lender its share (if any) of all such payments received in collected funds by the Administrative Agent. All payments under Section 8.1 shall be made by the Company directly to the Lender entitled thereto.

7.2         Application of Certain Payments. Each payment of principal shall be applied to such Loans as the Company shall direct by notice to be received by the Administrative Agent on or before the date of such payment or, in the absence of such notice, first, to repay such Loans outstanding as Base Rate Loans and then, to repay such Loans outstanding as Eurodollar Loans, with those Eurodollar Loans having earlier expiring Interest Periods being repaid prior to those having later expiring Interest Periods. Concurrently with each remittance to any Lender of its share of any such payment, the Administrative Agent shall advise such Lender as to the application of such payment.

7.3         Due Date Extension or Reduction. If any payment of principal or interest with respect to any of the Loans, or of any fees or other amounts fall due on a day which is not a Business Day, then such due date shall be extended to the immediately following Business Day (unless, in the case of a payment of interest on a Eurodollar Loan, the result of such extension would be to extend the due date for such payment into another calendar month, in which case such due date shall be the immediately preceding Business Day) and any extension or reduction of time shall be reflected in computing interest and fees.

7.4         Failure to Make Payments. Unless the Company or a Lender has notified the Administrative Agent, prior to the date any payment to be made by it is due, that it does not intend to remit such payment, the Administrative Agent may, in its sole and absolute discretion, assume that the Company or such Lender, as the case may be, has timely remitted such payment and may, in its sole and absolute discretion and in reliance thereon, make available such payment to the Person entitled thereto. If such payment was not in fact remitted to the Administrative Agent in immediately available funds, then:

(i)          if the Company failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the amount of such assumed payment made available to such Lender, together with interest thereon in respect of each day from the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent at a rate per annum equal to, in the case of (a) amounts owed in Dollars (x) for the first three days after demand, the NYFRB Rate from time to time in effect and (y) thereafter, the Base Rate from time to time in effect and (ii) in the case of amounts owed not denominated in Dollars, a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation; and

(ii)         if a Lender failed to make such payment, the Administrative Agent shall promptly notify the Company, and the Company shall pay such corresponding amount to the Administrative Agent, together with interest thereon in respect of each day from the date such amount was made available by the Administrative Agent to the Company at a rate per annum equal to the interest rate applicable to the applicable borrowing. Nothing in this clause (ii) shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Company may have against any Lender as a result of any default by such Lender hereunder.

7.5         Setoff . The Company agrees that the Administrative Agent and each Lender have all rights of set-off and bankers’ lien provided by applicable law, and in addition thereto, the Company agrees that at any time any Event of Default exists, the Administrative Agent, each Lender and, to the extent permitted by applicable law, any Affiliate thereof, may apply to the payment of any obligations of the Company hereunder, whether or not then due, any and all balances, credits, deposits (excluding deposits held in a trustee, fiduciary, agency or similar capacity or otherwise for the benefit of a third party), accounts or moneys of the Company then or thereafter with the Administrative Agent, such Lender or such Affiliate; provided that if any Defaulting Lender shall exercise any such right of set-off, (a) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.10 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the obligations of the Company as to which it exercised such right of set-off; provided further, that to the extent prohibited by applicable law as described in the definition of “Excluded Swap Obligation,” no amounts received from, or set off with respect to, any Guarantor shall be applied to any Excluded Swap Obligations of such Guarantor. Each Lender agrees promptly to notify the Company and the Administrative Agent after any such set-off and application made by such Lender or such Affiliate; provided that the failure to give such notice shall not affect the validity of such set-off and application.

7.6         Proration of Payments. If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of offset or otherwise, but excluding any payment pursuant to Section 8.7 or in connection with an assignment or participation pursuant to Section 14.8 prior to the occurrence of an Event of Default under Section 12.1.1 or 12.1.3 or any other payment or recovery made on a non-ratable basis pursuant to the express provisions of this Agreement or any other Loan Document) on account of principal of or interest on any Loan in excess of its pro rata share (or other share specified hereunder or under any other applicable Loan Document) of payments and other recoveries obtained by all Lenders on account of principal of and interest on Loans (or such participations) then held by them, such Lender shall purchase from the other Lenders such participation in the Loans held by them as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with each of them; provided that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery.

7.7         Taxes. (a) All payments of principal of, and interest on, the Loans and all other amounts payable hereunder shall be made free and clear of and without deduction for any Taxes, except as required by applicable law. If any withholding or deduction from any payment to be made by a Loan Party hereunder is required in respect of any Taxes pursuant to any applicable law, then the Company will, or will cause each other applicable Loan Party to:

(i)          pay directly to the relevant Governmental Authority the full amount required to be so withheld or deducted;

(ii)       promptly forward to the Administrative Agent an official receipt or other documentation satisfactory to the Administrative Agent evidencing such payment to such Governmental Authority; and

(iii)      if such Taxes are Indemnified Taxes and except to the extent such withholding or deduction would not be required if such Lender’s Exemption Representation were true as of the date made, pay to the Administrative Agent for the account of the applicable Recipient such additional amount or amounts as is necessary to ensure that the net amount actually received by each Recipient will equal the full amount such Recipient would have received had no such withholding or deduction been required.

Moreover, if any Indemnified Taxes are directly asserted against the Administrative Agent or any Lender with respect to any payment received by the Administrative Agent or such Lender hereunder, the Administrative Agent or such Lender may pay such Indemnified Taxes and the applicable Loan Party will (except to the extent such Taxes are payable by a Lender and would not have been payable if such Lender’s Exemption Representation were true as of the date made), promptly pay such additional amounts (including any penalty, interest and expense) as are necessary in order that the net amount received by such Person after the payment of such Indemnified Taxes (including any Indemnified Taxes on such additional amount) shall equal the amount such Person would have received had such Indemnified Taxes not been asserted, whether or not such Indemnified Taxes were correctly or legally asserted.

(b)       If any Loan Party fails to pay any Indemnified Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent, for the account of the respective Recipient, the required receipts or other required documentary evidence, the Company shall indemnify each Recipient for any incremental Indemnified Taxes, interest or penalties that may become payable by any Recipient as a result of any such failure, whether or not such Indemnified Taxes were correctly or legally asserted.

(c)       Each Lender represents and warrants (such Lender’s “Exemption Representation”) to the Company and the Administrative Agent that, as of the date of this Agreement (or, in the case of an Assignee, the date it becomes a party hereto), it is entitled to receive payments hereunder without any deduction or withholding for or on account of any Taxes imposed by the United States of America or any political subdivision or taxing authority thereof other than with respect to any Excluded Taxes.

(d)       Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Taxes and without limiting the obligation of the Loan Parties to do so) and (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 14.8.2 relating to the maintenance of a Participant Register, in either case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (c).

(e)       (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Company and the Administrative Agent, at the time or times reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Company or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Company or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Company or the Administrative Agent as will enable the Company or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 7.7(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in such Lender’s reasonable judgment such completion, execution or submission would subject such Lender’s to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)         Without limiting the generality of the foregoing,

(A)

any Lender that is a U.S. Person shall deliver to the Company and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)

any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), whichever of the following is applicable:

(1)

in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)	executed originals of IRS Form W-8ECI;

(3)

in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Company or any Loan Party within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

(4)

to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;

(C)

any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Company or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)

if a payment made to a Lender under any Loan Document would be subject to withholding Tax imposed pursuant to or in connection with FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Company and the Administrative Agent to comply with its obligations under FATCA and to determine that such Lender has or has not complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Company and the Administrative Agent in writing of its legal inability to do so.

(f)       If, and to the extent that, any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes indemnified or paid by the Company or any Loan Party pursuant to this Section 7.7, such Recipient agrees to promptly notify the Company thereof and thereupon to use reasonable efforts to pay to the Company an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such Recipient and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). The Company, upon the request of such Recipient, shall repay to such the amount paid over pursuant to this paragraph (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will any Recipient be required to pay any amount to the Company pursuant to this paragraph (f) the payment of which would place the Recipient in a less favorable net after-Tax position than the Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any Recipient to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(g)       Each Lender shall, promptly upon request by the Company, deliver to the Company copies of all completed and executed forms reasonably deemed necessary by the Company in connection with the payment of amounts demanded by such Lender pursuant to the foregoing clause (a).

(h)       Each party’s obligations under this Section 7.7 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

SECTION 8.   INCREASED COSTS; MARKET DISRUPTION.

8.1         Increased Costs. (a) If any Change in Law:

(i)          shall subject any Recipient (including any Eurodollar Office of a Lender) to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) and (c) of the definition of “Excluded Taxes” and (C) Connection Income Taxes) with respect to its loans, loan principal, letters of credit, commitments, or other obligations hereunder, or its deposits, reserves, other liabilities or capital attributable thereto; or

(ii)         shall impose, modify or deem applicable any reserve (including any reserve imposed by the FRB, but excluding any reserve included in the determination of interest rates pursuant to Section 4), special deposit, liquidity or similar requirement against assets of, deposits with or for the account of, or credit extended by any Lender (or any Eurodollar Office of such Lender); or

(iii)        shall impose on any Lender (or its Eurodollar Office) any other condition affecting its Loans, its Note or its obligation to make Loans;

and the result of any of the foregoing is to increase the cost to (or in the case of Regulation D of the FRB, to impose a cost on) such Lender (or any Eurodollar Office of such Lender) of making or maintaining any Loan, or to reduce the amount of any sum received or receivable by such Lender (or its Eurodollar Office) under this Agreement or under its Note with respect thereto (in each case after giving effect to any interest earned or to be earned on any reserve or special deposit of the type described in clause (ii) above), then within 10 Business Days after written demand by such Lender (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail, a copy of which shall be furnished to the Administrative Agent) to the Company, so long as such demand is substantially consistent with demands made by such Lender with similarly situated customers of such Lender under agreements having provisions similar to this Section 8.1(a), the Company shall pay directly to such Lender such additional amount as will compensate such Lender for such increased cost or such reduction.

(b)         If any Lender shall reasonably determine that any Change in Law regarding capital adequacy or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or its controlling Person’s capital as a consequence of such Lender’s obligations hereunder to a level below that which such Lender or such controlling Person could have achieved but for such Change in Law (taking into consideration such Lender’s or such controlling Person’s policies with respect to capital adequacy or liquidity requirements) by an amount reasonably deemed by such Lender or such controlling Person to be material, then from time to time, within 10 Business Days after written demand by such Lender (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail, a copy of which shall be furnished to the Administrative Agent) to the Company, so long as such demand is substantially consistent with demands made by such Lender with similarly situated customers of such Lender under agreements having provisions similar to this Section 8.1(b), the Company shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling Person for such reduction.

8.2         Inability to Determine Rates, etc.

(a)       (i) If with respect to any Interest Period, the Administrative Agent determines (which determination shall be binding and conclusive on the Company) that by reason of circumstances affecting the interbank Eurodollar market adequate and reasonable means do not exist for ascertaining the Eurodollar Rate; or

(ii)          If with respect to any Interest Period, Lenders holding an aggregate outstanding amount of Loans or Commitments equal to at least 40% of all outstanding Loans and undrawn Commitments advise the Administrative Agent that the Eurodollar Rate (Reserve Adjusted) will not adequately and fairly reflect the cost to such Lenders of maintaining or funding such Eurodollar Loans for such Interest Period (taking into account any amount to which such Lenders may be entitled under Section 8.1) or that the making or funding of Eurodollar Loans has become impracticable as a result of an event occurring after the date of this Agreement which in the opinion of such Lenders materially affects such Loans;

then the Administrative Agent shall promptly notify the other parties thereof and, so long as such circumstances shall continue, (i) no Lender shall be under any obligation to make, continue or convert Loans into Eurodollar Loans, (ii) with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended and (iii) on the last day of the current Interest Period for each Eurodollar Loan, such Loan shall, unless then repaid in full, automatically convert to a Base Rate Loan. The Administrative Agent shall promptly revoke any such notice at such time as the applicable circumstances shall no longer continue; provided that, in the case of any such notice made pursuant to clause (a)(i) above, the Required Lenders shall have consented to such revocation.

(b)       Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) or (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (3) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(c)          Notwithstanding anything to the contrary herein or in any other Loan Document and subject to the proviso below in this paragraph, if a Term SOFR Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document; provided that, this clause (c) shall not be effective unless the Administrative Agent has delivered to the Lenders and the Company a Term SOFR Notice. For the avoidance of doubt, the Administrative Agent shall not be required to deliver a Term SOFR Notice after a Term SOFR Transition Event and may do so in its sole discretion.

(d)         In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(e)          The Administrative Agent will promptly notify the Company and the Lenders of (i) any occurrence of a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, as applicable, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (f) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 8.2, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 8.2.

(f)          Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR or the Eurodollar Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(g)         Upon the Company’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Company may revoke any request for a Eurodollar Borrowing of, conversion to or continuation of Eurodollar Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Company will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR.

8.3      Changes in Law Rendering Eurodollar Loans Unlawful. In the event that any change after the date hereof in (including the adoption of any new) applicable laws or regulations, or any change after the date hereof in the interpretation of applicable laws or regulations by any governmental or other regulatory body charged with the administration thereof, should make it (or in the good faith judgment of any Lender cause a substantial question as to whether it is) unlawful for any Lender to make, maintain or fund Eurodollar Loans, then such Lender shall promptly notify each of the other parties hereto and, so long as such circumstances shall continue, (a) such Lender shall have no obligation to make or convert into Eurodollar Loans (but shall make Base Rate Loans, ignoring the Eurodollar Rate component in determining the Base Rate, concurrently with the making of or conversion into Eurodollar Loans by the Lenders which are not so affected, in each case in an amount equal to such Lender’s pro rata share of all Eurodollar Loans which would be made or converted into at such time in the absence of such circumstances) and (b) on the last day of the current Interest Period for each Eurodollar Loan of such Lender (or, in any event, on such earlier date as may be required by the relevant law, regulation or interpretation), such Eurodollar Loan shall, unless then repaid in full, automatically convert to a Base Rate Loan (and such Lender will promptly notify the Administrative Agent and the Company when such circumstances cease to exist, at which time such Lender’s obligation to make Eurodollar Loans shall be reinstated). Each Base Rate Loan made by a Lender which, but for the circumstances described in the foregoing sentence, would be a Eurodollar Loan (an “Affected Loan”) shall remain outstanding for the same period as the Group of Eurodollar Loans of which such Affected Loan would be a part absent such circumstances.

8.4      Funding Losses. The Company hereby agrees that upon demand by any Lender (which demand shall be accompanied by a statement setting forth the basis in reasonable detail for the amount being claimed, a copy of which shall be furnished to the Administrative Agent), the Company will indemnify such Lender against any net loss (other than loss of Eurodollar Margin or profit) or expense which such Lender may sustain or incur (including any net loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain any Eurodollar Loan), as reasonably determined by such Lender, as a result of (a) any payment, prepayment or conversion of any Eurodollar Loan of such Lender on a date other than the last day of an Interest Period for such Loan (including any conversion pursuant to Section 8.3) or (b) any failure of the Company to borrow, prepay or continue, or to convert any Loan into, a Eurodollar Loan on a date specified therefor in a notice of borrowing, prepayment, continuation or conversion pursuant to this Agreement. For this purpose, all notices to the Administrative Agent pursuant to this Agreement shall be deemed to be irrevocable.

8.5      Right of Lenders to Fund through Other Offices. Each Lender may, if it so elects, fulfill its commitment as to any Loan by causing a foreign branch or affiliate of such Lender to make such Loan; provided that in such event for the purposes of this Agreement such Loan shall be deemed to have been made by such Lender and the obligation of the Company to repay such Loan shall nevertheless be to such Lender and shall be deemed held by it, to the extent of such Loan, for the account of such branch or affiliate.

8.6      Discretion of Lenders as to Manner of Funding. Notwithstanding any provision of this Agreement to the contrary, each Lender shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder shall be made as if such Lender had actually funded and maintained each Eurodollar Loan during each Interest Period for such Loan through the purchase of deposits having a maturity corresponding to such Interest Period and bearing an interest rate equal to the Eurodollar Rate for such Interest Period.

8.7         Mitigation of Circumstances; Replacement or Removal of Affected Lender. (a) Each Lender shall promptly notify the Company and the Administrative Agent of any event of which it has knowledge which will result in, and will use reasonable commercial efforts available to it (and not, in such Lender’s good faith judgment, otherwise disadvantageous to such Lender) to mitigate or avoid, (i) any obligation by the Company to pay any amount pursuant to Section 7.7 or 8.1 or (ii) the occurrence of any circumstance of the nature described in Section 8.2 or 8.3 (and, if any Lender has given notice of any such event described in clause (i) or (ii) above and thereafter such event ceases to exist, such Lender shall promptly so notify the Company and the Administrative Agent). Without limiting the foregoing, (x) each Lender will designate a different funding office if such designation will avoid (or reduce the cost to the Company of) any event described in clause (i) or (ii) of the preceding sentence and such designation will not, in such Lender’s good faith judgment, be otherwise disadvantageous to such Lender; and (y) if any Lender fails to notify the Company of any event or circumstance which will entitle such Lender to compensation pursuant to Section 7.7 or 8.1 within 90 days after such Lender obtains knowledge (or reasonably should have obtained knowledge) of such event or circumstance, then such Lender shall not be entitled to compensation from the Company for any amount arising prior to the date which is 90 days before the date on which such Lender demands payment from the Company.

(b)       At any time any Lender is an Affected Lender, the Company may replace such Affected Lender as a party to this Agreement with one or more other bank(s) or financial institution(s) reasonably satisfactory to the Administrative Agent, such bank(s) or financial institution(s) to have Commitments in such amounts as shall be reasonably satisfactory to the Administrative Agent (and upon notice from the Company such Affected Lender shall assign pursuant to an Assignment Agreement, and without recourse or warranty, its Commitment, its Loans, its Note (or Notes) and all of its other rights and obligations hereunder to such replacement bank(s) or other financial institution(s) for a purchase price equal to the sum of the principal amount of the Loans so assigned, all accrued and unpaid interest thereon, its ratable share of all accrued and unpaid fees thereon, any amounts payable under Section 8.4 as a result of such Lender receiving payment of any Eurodollar Loan prior to the end of an Interest Period therefor and all other obligations then owed to such Affected Lender hereunder). Each party hereto agrees that (1) an assignment required pursuant to this paragraph may be effected pursuant to an Assignment Agreement executed by the Company, the Administrative Agent and the assignee (or, to the extent applicable, an agreement incorporating an Assignment Agreement by reference pursuant to a platform as to which the Administrative Agent and such parties are participants), (2) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender, provided that any such documents shall be without recourse to or warranty by the parties thereto and (3) in the case of any assignment resulting from a Lender that has become the subject of a Bail-In Action, the assignee shall be deemed to have taken assignment of all the interests, rights and obligations of the assigning Lender under this Agreement without giving effect to the applicable Bail-In Action on such interests, rights and obligations.

In addition to the foregoing, and notwithstanding any other provision of this Agreement to the contrary, if (A) (i) a Lender (or its Participant) demands any payment pursuant to Section 8.1(a) and/or Section 8.1(b) and (ii) the payment so demanded is disproportionately greater than the amount of compensation (if any) that the Company is generally obligated to pay to other Lenders (and their Participants) arising out of the same event or circumstance giving rise to such demand (a “Trigger Event”) or (B) a Lender is a Defaulting Lender, then the Company may terminate such Lender’s Commitments hereunder, provided that (w) no Event of Default or Unmatured Event of Default shall have occurred and be continuing at the time of such Commitment termination, (x) in the case of clause (A), the Company concurrently terminates the Commitments of each other Lender that has made a demand for payment under Section 8.1(a) and/or 8.1(b) that arises out of such Trigger Event and that is similarly disproportionate to the amount the Company is generally obligated to pay to other Lenders arising out of such Trigger Event (together with such Lender, each a “Demanding Lender”), (y) the Administrative Agent shall have consented to all such Commitment termination(s) (such consent not to be unreasonably withheld or delayed, but may include consideration of the adequacy of the Company’s liquidity) and (z) each Demanding Lender or Defaulting Lender, as applicable, has been paid all amounts then due to it under this Agreement and each other Loan Document (which, for the avoidance of doubt, the Company may pay in connection with any such termination without making ratable payments to any other Lender (other than, in the case of a Demanding Lender, another Demanding Lender)). In no event shall the termination of a Demanding Lender’s Commitments in accordance with this paragraph impair or otherwise affect the obligation of the Company to make the payments demanded by such Demanding Lender in accordance with Section 8.1(a) and/or Section 8.1(b).

(c)          The Administrative Agent agrees to promptly notify the Company upon any Lender becoming a Defaulting Lender (but the Administrative Agent shall have no liability for any failure to give, or any delay in giving, any such notice).

8.8         Conclusiveness of Statements; Survival of Provisions. Determinations and statements of any Lender pursuant to Section 8.1, 8.2, 8.3 or 8.4 shall be conclusive absent demonstrable error. Lenders may use reasonable averaging and attribution methods in determining compensation under Sections 8.1 and 8.4, and the provisions of such Sections shall survive repayment of the Loans, cancellation of the Notes and any termination of this Agreement.

SECTION 9.         REPRESENTATIONS AND WARRANTIES.

To induce the Administrative Agent and the Lenders to enter into this Agreement and to induce the Lenders to make Loans hereunder, the Company, as of the Borrowing Time, represents and warrants to the Administrative Agent and the Lenders that as of the Borrowing Time:

9.1         Organization, etc. (a) The Company is a corporation duly organized, validly existing and in good standing (or equivalent status) under the laws of the State of Delaware; (b) each Significant Subsidiary is duly organized, validly existing and in good standing (or equivalent status) under the laws of the state of its organization; and (c) the Company and each Significant Subsidiary is duly qualified to do business in each jurisdiction where the nature of its business makes such qualification necessary (except to the extent the failure to be so qualified or in good standing could not reasonably be expected to have a Material Adverse Effect) and has full power and authority to own its property and conduct its business as presently conducted by it (except to the extent the failure to have such authority could not reasonably be expected to have a Material Adverse Effect).

9.2         Authorization; No Conflict. (a)The execution, delivery and performance by each Loan Party of each Loan Document to which it is a party and the borrowings hereunder are within the organizational powers of the Company and each Loan Party, have been duly authorized by all necessary organizational action on the part of such Loan Party (including any necessary shareholder, partner or member action), and do not and will not (i) contravene or conflict with, or result in a breach of, any provision of the certificate of incorporation, partnership agreement, by-laws or other organizational documents of the Company or any other Loan Party or (ii) contravene or conflict with any material Debt instrument with respect to Debt for borrowed money in a principal or committed amount in excess of $100,000,000 after giving pro forma effect to the Regal Beloit Merger Transactions as it relates to the entering into and performance of the Loan Documents; additionally, each Loan Document has been duly executed and delivered by each Loan Party that is party thereto. (b) The execution, delivery and performance by each Loan Party of each Loan Document to which it is a party and the borrowings hereunder (i) have received all necessary governmental and other third-party approvals (if any shall be required) and (ii) do not and will not (1) violate any provision of law or any order, decree or judgment of any court or other government agency which is binding on the Company or any other Loan Party and (2) contravene or conflict with, or result in a Lien under, any material agreement, indenture, instrument or other document which is binding on the Company or any other Loan Party, in each case other than any such failure to receive approvals or any such violations, contraventions, conflicts or Liens that would not have a Material Adverse Effect.

9.3         Validity and Binding Nature. Each Loan Document to which a Loan Party is a party is the legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting the enforceability of creditors’ rights generally and to general principles of equity.

9.4         Financial Condition. The audited consolidated financial statements of the Company and its Subsidiaries dated December 31, 2020 were prepared in accordance with GAAP and present fairly, in all material respects, the consolidated financial condition of the Company and its Subsidiaries as at such date and the results of their operations for the period then ended.

9.5         No Material Adverse Change. Since December 31, 2020, there has been no material adverse change in the financial condition, operations, assets, business or properties of the Company and its Subsidiaries taken as a whole.

9.6         Litigation. No litigation (including derivative actions), arbitration proceeding, labor controversy or governmental investigation or proceeding is pending or, to the Company’s knowledge, threatened in writing against the Company or any Subsidiary which could reasonably be expected to (a) have a Material Adverse Effect; (b) materially and adversely affect the ability of the Company or any Subsidiary Guarantor to perform its obligations under the Loan Documents; or (c) materially and adversely affect the rights and remedies of the Administrative Agent or the Lenders under the Loan Documents.

9.7         Ownership of Properties. Each of the Company and each Significant Subsidiary owns good title to, or valid leasehold interests in, all of its properties and assets, real and personal, tangible and intangible, of any nature whatsoever (including patents, trademarks, trade names, service marks and copyrights), except where the failure to hold such title or interest, as applicable, could not reasonably be expected to have a Material Adverse Effect.

9.8         Subsidiaries. As of the Borrowing Date, the Company has no Subsidiaries except those listed in Schedule 9.8.

9.9         Pension Plans and Plan Assets. (a) During the twelve-consecutive-month period prior to the date of the execution and delivery of this Agreement or the making of any Loan hereunder, (i) no steps have been taken to terminate any Pension Plan other than a “standard termination” in accordance with Section 4041(b) of ERISA and (ii) no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a lien securing a material amount under Section 303(k) of ERISA. No condition exists or event or transaction has occurred with respect to any Pension Plan which could reasonably be expected to have a Material Adverse Effect.

(b)        All contributions (if any) have been made to any Multiemployer Pension Plan that are required to be made by the Company or any other member of the Controlled Group under the terms of the plan or of any collective bargaining agreement or by applicable law; neither the Company nor any member of the Controlled Group has withdrawn or partially withdrawn from any Multiemployer Pension Plan, incurred any material withdrawal liability with respect to any such plan or received notice of any claim or demand for material withdrawal liability or partial withdrawal liability from any such plan; and neither the Company nor any member of the Controlled Group has received any notice that any Multiemployer Pension Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such plan is or may be involuntarily terminated, or that any such plan is or may become insolvent; except, in each case under this clause (b), to the extent that the facts and circumstances causing such representation and warranty to be inaccurate could not reasonably be expected to have a Material Adverse Effect.

(c)       The Company is not and will not be using ‘plan assets’ (within the meaning of the Plan Asset Regulation) of one or more Benefit Plans to repay or secure any of the Loans or any other obligations under the Loan Documents.

9.10       Investment Company Act. Neither the Company nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940.

9.11       Regulation U. The Company is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

9.12       Taxes. Each of the Company and each Subsidiary has filed all federal tax returns and other material tax returns and tax reports required by law to have been filed by it and has paid all Taxes and governmental charges due and owing, except (i) any such Taxes or charges which are being diligently contested in good faith by appropriate action and for which adequate reserves in accordance with GAAP shall have been set aside on its books or (ii) where such failure to file or pay would not have a Material Adverse Effect.

9.13       Environmental Matters. The Company conducts, in the ordinary course of business (in a manner sufficient to enable the Company to make the representation and warranty set forth in this Section 9.13), a review of the effect of existing Environmental Laws and existing Environmental Claims on its business, operations and properties, and as a result thereof, the Company has reasonably concluded that, the aggregate effect of such Environmental Laws and Environmental Claims could not reasonably be expected to have a Material Adverse Effect.

9.14       Information. All information heretofore or contemporaneously herewith furnished in writing by the Company or any Subsidiary to the Administrative Agent or any Lender for purposes of or in connection with this Agreement and the transactions contemplated hereby is, and all written information hereafter furnished by or on behalf of the Company or any Subsidiary to any Lender pursuant hereto or in connection herewith will be, true and accurate in every material respect on the date as of which such information is dated or certified, and, taken as a whole, none of such information is or will be incomplete by omitting to state any material fact necessary to make such information not misleading in light of the circumstances under which made (it being recognized by the Administrative Agent and the Lenders that (a) any projections and forecasts provided by the Company are based on good faith estimates and assumptions believed by the Company to be reasonable as of the date of the applicable projections or assumptions and that actual results during the period or periods covered by any such projections and forecasts will likely differ from projected or forecasted results and (b) any information provided by the Company or any Subsidiary with respect to any Person or assets acquired or to be acquired by the Company or any Subsidiary shall, for all periods prior to the date of such Acquisition, be limited to the knowledge of the Company or the acquiring Subsidiary after reasonable inquiry).

9.15       [Reserved].

9.16       [Reserved].

9.17       Anti-Corruption. (a) None of the Company or any of its Subsidiaries nor, to the knowledge of the Company, any of their respective senior officers, directors or employees has (i) made or offered to make or received any direct or indirect payments in violation of any applicable law (including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010), including any contribution, payment, commission, rebate, promotional allowance or gift of funds or property or any other economic benefit or thing of value to or from any employee, official or agent of any Governmental Authority where either the contribution, payment, commission, rebate, promotional allowance, gift or other economic benefit or thing of value, or the purpose thereof, was illegal under any applicable law (including the United States Foreign Corrupt Practices Act), or (ii) provided or received any product or services in violation of any applicable law (including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010).

(b)       The Company and its Subsidiaries have implemented and maintain in effect policies and procedures designed to promote and achieve compliance in all material respects with Anti-Corruption Laws, and, to the knowledge of the Company, its Subsidiaries and its officers, directors and employees, are in compliance with Anti-Corruption Laws in all material respects.

9.18       Sanctions. (a) None of the Company or any of its Subsidiaries nor, to the knowledge of the Company, any of their respective senior officers, directors or other employees is the subject of any sanctions administered by the Office of Foreign Assets Control of the United States Department of the Treasury or the economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by United Nations Security Council, the European Union or Her Majesty’s Treasury or the United Kingdom (collectively “Sanctions”). None of the Company or any of its Subsidiaries or, to the knowledge of the Company or its Subsidiaries, any director, officer or employee of the Company or any Subsidiary (i) is a person on the list of “Specially Designated Nationals and Blocked Persons” or any other Sanctions-related list of designated persons maintained by the U.S. Department of State or by the United Nations Security Counsel or the European Union or (ii) is subject to any Sanctions. No part of the proceeds of the Loans will be used directly or, to the knowledge of the Company, indirectly in any manner that would result in a violation of any such Sanctions.

(b)       The Company and its Subsidiaries have implemented and maintain in effect policies and procedures designed to promote and achieve compliance in all material respects with applicable Sanctions, and, to the knowledge of the Company, its Subsidiaries and its officers, directors and employees, are in compliance with applicable Sanctions in all material respects.

9.19       USA PATRIOT Act. The Company and each of its Subsidiaries are in compliance in all material respects with the USA PATRIOT Act.

9.20       Affected Financial Institution. No Loan Party is an Affected Financial Institution.

9.21       Solvency. The Company and its Subsidiaries, on a consolidated basis after giving effect to the Transactions and the other transactions contemplated hereby, are Solvent.

SECTION 10.      COVENANTS.

Following the Borrowing Time (or, in the case of Section 10.5, on and following the Effective Date) and thereafter until all obligations of the Company hereunder and under the other Loan Documents (other than any contingent indemnification or similar obligations not yet due and payable) are paid in full, the Company agrees that, unless at any time the Required Lenders shall otherwise expressly consent in writing, it will:

10.1       Reports, Certificates and Other Information. Furnish to the Administrative Agent:

10.1.1    Audit Report. Promptly when available, and in any event not later than the earlier of (a) five Business Days after the filing thereof with the SEC and (b) 105 days after the end of each Fiscal Year, a copy of the audited consolidated balance sheet of the Company and its consolidated Subsidiaries for such Fiscal Year together with audited consolidated statements of earnings and cash flows for such Fiscal Year, accompanied by the report of Deloitte & Touche LLP or another nationally-recognized independent registered public accounting firm (the “Independent Auditor”), which report shall (i) state that such consolidated financial statements present fairly, in all material respects, the financial position for the periods indicated in conformity with GAAP and (ii) not be qualified or limited because of a restricted or limited examination by the Independent Auditor of any material portion of the Company’s or any Subsidiary’s records; provided that (x) if such report of the Independent Auditor is a combined report (that is, one report containing an opinion on such consolidated financial statements, an opinion on internal controls over financial reporting and an opinion on management’s assessment of internal controls over financial reporting), then such report may include a qualification or limitation relating to the Company’s system of internal controls over financial reporting due to the exclusion of any acquired business from the scope of management’s assessment of internal controls over financial reporting to the extent such exclusion is permitted under provisions published by the Public Company Accounting Oversight Board, the SEC or another applicable Governmental Authority, and (y) such report may contain references (excluding formal qualifications) regarding audits performed by other auditors as contemplated by AU Section 543, Part of Audit Performed by Other Independent Auditors (or any successor or similar standard under GAAP.

10.1.2    Quarterly Reports. Promptly when available, and in any event not later than (a) five Business Days after the filing thereof with the SEC and (b) 45 days after the end of each Fiscal Quarter (except the last Fiscal Quarter of each Fiscal Year), consolidated balance sheets of the Company and its consolidated Subsidiaries as of the end of such Fiscal Quarter, together with consolidated statements of earnings and cash flows for such Fiscal Quarter and for the period beginning with the first day of such Fiscal Year and ending on the last day of such Fiscal Quarter, certified by an Executive Officer as fairly presenting in all material respects, in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes), the consolidated financial position and results of operations for the Company and its consolidated Subsidiaries for such periods.

10.1.3    Certificates. Within five days of the furnishing of a copy of each annual audit report pursuant to Section 10.1.1 and of each set of quarterly statements pursuant to Section 10.1.2, a duly completed compliance certificate in the form of Exhibit B, with appropriate insertions, dated the date of such annual report or such quarterly statements and signed by an Executive Officer, containing a computation of each of the financial ratios and restrictions set forth in Section 10.6 and to the effect that such officer has not become aware of any Event of Default or Unmatured Event of Default that has occurred and is continuing or, if there is any such event, describing it and the steps, if any, being taken to cure it.

10.1.4    Reports to SEC and to Shareholders. Within 15 days after the filing or sending thereof, copies of all reports on Form 10-K, 10-Q or 8-K (including any amendment thereto) of any Loan Party filed with the SEC (excluding exhibits thereto, provided that the Company shall promptly deliver any such exhibit to the Administrative Agent or any Lender upon request therefor); copies of all registration statements of any Loan Party filed with the SEC (other than on Form S-8); and copies of all proxy statements or other communications made to shareholders generally concerning material developments in the business of any Loan Party.

10.1.5    Notice of Default, Litigation and ERISA Matters. Promptly upon any Executive Officer becoming aware of any of the following, written notice describing the same and the steps being taken by the Company or the Subsidiary affected thereby with respect thereto:

(a)          the occurrence of an Event of Default or an Unmatured Event of Default;

(b)        any litigation, arbitration or governmental investigation or proceeding not previously disclosed by the Company to the Lenders which has been instituted or, to the knowledge of the Company, is threatened in writing against the Company or any Subsidiary or to which any of the properties of any thereof is subject which could reasonably be expected to have a Material Adverse Effect;

(c)        the institution of any steps by any member of the Controlled Group or any other Person to terminate any Pension Plan other than a “standard termination” in accordance with Section 4041(b) of ERISA, or the failure of any member of the Controlled Group to make a required contribution to any Pension Plan (if such failure is sufficient to give rise to a lien under Section 303(k) of ERISA) or to any Multiemployer Pension Plan (in each case if such failure could reasonably be expected to have a Material Adverse Effect), or the taking of any action with respect to a Pension Plan which could reasonably be expected to result in the requirement that the Company furnish a bond or other security to the PBGC or such Pension Plan, or the occurrence of any event with respect to any Pension Plan or Multiemployer Pension Plan which could reasonably be expected to have a Material Adverse Effect, or any notice that any Multiemployer Pension Plan is in reorganization, that material increased contributions may be required to avoid a reduction in plan benefits or the imposition of an excise tax, that any such plan is or has been funded at a rate less materially than that required under Section 412 of the Code, that any such plan is or may be involuntarily terminated, or that any such plan is or may become insolvent;

(d)        any Loan Party becomes an entity deemed to hold Plan Assets; and

(e)        any other event which could reasonably be expected to have a Material Adverse Effect.

10.1.6   Other Information. From time to time such other information concerning the Company and its Subsidiaries (including financial and management reports submitted to the Company by independent auditors in connection with each annual or interim audit made by such auditors of the books of the Company) as the Administrative Agent or any Lender through the Administrative Agent may reasonably request.

Documents required to be delivered pursuant to Section 10.1.1, 10.1.2 or 10.1.4 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which the Company posts such documents, or provides a link thereto, on the Company’s website on the Internet at the website address listed on Schedule 14.3 or on EDGAR (the Electronic Data Gathering, Analysis and Retrieval system of the SEC) or any successor thereto; or (ii) on which such documents are posted on the Company’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that, except in the case of any filing on EDGAR or any successor thereto, the Company shall notify (which may be by facsimile or electronic mail) the Administrative Agent (which shall notify each Lender) of the posting of any such document and, promptly upon request by the Administrative Agent, provide to the Administrative Agent by electronic mail an electronic version (i.e., a soft copy) of any such document specifically requested by the Administrative Agent. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Company with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Company hereby acknowledges that (a) the Lead Arrangers and/or the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of the Company hereunder (collectively, “Borrower Materials”) to Lenders and potential Lenders by posting the Borrower Materials on an electronic system, including e-mail, e-fax, Intralinks®, ClearPar®, Debt Domain, Syndtrak and any other internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent and any of its respective Related Parties or any other Person, providing for access to data protected by passcodes or other security system (the “Platform”) and (b) certain of the Lenders or potential Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Company or its securities) (each, a “Public Lender”). The Company hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all Borrower Materials that are made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Company shall be deemed to have authorized the Lead Arrangers, the Administrative Agent, the Lenders and the proposed Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Company or its securities for purposes of United States Federal and state securities laws, it being understood that certain of such Borrower Materials may be subject to the confidentiality requirements of Section 14.14; (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Lead Arrangers and the Administrative Agent shall treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on, and shall only post such Borrower Materials on, the portion of the Platform not designated “Public Investor”. Notwithstanding the foregoing, the Company shall be under no obligation to mark any Borrower Materials “PUBLIC”.

Any Platform used by the Administrative Agent is provided “as is” and “as available”. The Agent-Related Persons do not warrant the adequacy of such Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent-Related Persons in connection with the Communications or any Platform. In no event shall any Agent-Related Persons have any liability to the Company or the other Loan Parties, any Lender or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of Company’s, any Loan Party’s or the Administrative Agent’s transmission of communications through a Platform, other than those arising from direct (and not indirect, special, incidental or consequential) damages, losses or expenses (whether in tort, contract or otherwise) to the extent the liability of such Person is found in a final non-appealable judgment of a court of competent jurisdiction to have resulted from any Agent-Related Persons’ gross negligence or willful misconduct. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent or any Lender by means of electronic communications pursuant to this Section, including through a Platform.

If any financial materials and related certificates required to be delivered pursuant to Section 10.1.1, 10.1.2, 10.1.3 or 10.1.4 shall be required to be delivered pursuant to the terms of such Section(s) on a day that is not a Business Day, the required date for such delivery shall be extended to the next succeeding Business Day.

10.2    Books, Records and Inspections. (a) Keep, and cause each Subsidiary to keep, its books and records in accordance with sound business practices sufficient to allow the preparation of financial statements in accordance with GAAP; (b) permit, and cause each Significant Subsidiary to permit, the Administrative Agent (which may be accompanied by any Lender other than any Disqualified Lender) or any representative thereof upon reasonable prior notice to inspect the properties and operations of the Company and of such Significant Subsidiary; and (c) permit, and cause each Significant Subsidiary to permit, at any reasonable time during normal business hours and with reasonable notice, the Administrative Agent (which may be accompanied by any Lender other than any Disqualified Lender) or any representative thereof to visit any or all of its offices, to discuss its financial matters with its officers and its independent auditors (and the Company hereby authorizes such independent auditors to discuss such financial matters with the Administrative Agent (which may be accompanied by any Lender other than any Disqualified Lender) or any representative thereof, provided that the Company shall have the right to be present at any such discussions), to examine (and photocopy extracts from) any of its books or other financial or operating records, provided that, unless an Event of Default exists, the costs and expenses associated with any visit or inspection made pursuant to clause (b) or (c) shall be for the account of the Administrative Agent (or, if acting upon the request of or accompanied by any Lender, such Lender). Notwithstanding anything to the contrary in this Section 10.2, none of the Company or any of its Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by any applicable legal requirement or any binding agreement or (iii) is subject to attorney-client or similar privilege or constitutes attorney work product.

10.3       Insurance. Except to the extent failure to be so insured could not reasonably be expected to have a Material Adverse Effect, maintain, and cause each Significant Subsidiary to maintain, with responsible insurance companies, such insurance as may be required by any law or governmental regulation or court decree or order applicable to it and such other insurance, to such extent and against such hazards and liabilities, as is customarily maintained by companies similarly situated; provided that self-insurance of risks and in amounts customary in the industry of the Company and its Significant Subsidiaries shall be permitted.

10.4       Compliance with Laws; Payment of Taxes. (a) Comply, and cause each Subsidiary to comply, with all applicable laws (including Environmental Laws and ERISA), rules, regulations, decrees, orders, judgments, licenses and permits, except to the extent the failure to comply therewith, either individually or in the aggregate with all other such failures, could not reasonably be expected to have a Material Adverse Effect; (b) pay, and cause each Subsidiary to pay, prior to delinquency, all federal Taxes and all other material Taxes and governmental charges against it or any of its property; provided that the foregoing shall not require the Company or any Subsidiary to pay any such Tax or charge (i) so long as it shall contest the validity thereof in good faith by appropriate action and shall set aside on its books adequate reserves with respect thereto or (ii) if failure to pay the same could not reasonably be expected to have a Material Adverse Effect and (c) maintain in effect and enforce policies and procedures designed to promote and achieve compliance in all material respects with Anti-Corruption Laws and applicable Sanctions.

10.5       Maintenance of Existence, etc. Maintain and preserve, and (subject to Section 10.9), or as otherwise permitted per the Regal Beloit Merger Agreement) cause each Significant Subsidiary to maintain and preserve, (a) its existence and good standing (or equivalent status) in the jurisdiction of its incorporation and (b) its qualification and good standing (or equivalent status) as a foreign corporation in each jurisdiction where the nature of its business makes such qualification necessary (except in those instances in which the failure to be qualified or in good standing (or equivalent status) could not reasonably be expected to have a Material Adverse Effect).

10.6       Financial Covenants.

10.6.1      Funded Debt to EBITDA Ratio. (a) Subject to clause (b) below, not permit the Funded Debt to EBITDA Ratio as of the last day of each Fiscal Quarter ending after the Borrowing Date to exceed 4.00 to 1.00.

(b)          If the Funded Debt to EBITDA Ratio, calculated on a pro forma basis, exceeds 3.00 to 1.00, on the Regal Beloit Acquisition Closing Date, clause (a) above shall cease to be in effect and the Company shall not permit the Funded Debt to EBITDA Ratio as of the last day of each Fiscal Quarter ending on or after the Regal Beloit Acquisition Closing Date to exceed 4.50 to 1.00.

10.6.2      Interest Coverage Ratio. Not permit the Interest Coverage Ratio as of the last day of the first full Fiscal Quarter ended after the Borrowing Date, and the last day of any Fiscal Quarter ended thereafter, to be less than 3.00 to 1.0.

10.7       Limitations on Debt. Not, and not permit any Significant Subsidiary to, create, incur, assume or suffer to exist any Debt, except:

(a)          Debt arising under the Loan Documents;

(b)          Debt incurred to finance the acquisition, construction or improvement of any fixed or capital asset (including (i) obligations under Capital Leases and (ii) Debt assumed in connection with the acquisition of any such asset or secured by a Lien on such asset prior to the acquisition thereof (and not incurred in contemplation of such acquisition); provided that (x) such Debt is incurred prior to or substantially concurrently with such acquisition or not later than 45 days following the completion of such construction or improvement, as the case may be and (y) such Debt does not exceed the cost of such asset as of the date of such acquisition or completion of construction thereof or of such improvement on the date of completion thereof, as the case may be;

(c)          Debt secured by Liens permitted by Section 10.8(c), (f) or (k);

(d)          Debt (or any undrawn commitment therefor) existing on the Borrowing Date and listed in Schedule 10.7;

(e)          refinancings, extensions or renewals of any of the foregoing Debt to the extent the principal amount thereof is not increased except by (A) an amount equal to unpaid accrued interest and premiums (including tender premiums) thereon plus underwriting discounts, other reasonable and customary fees, commissions and expenses (including upfront fees, original issue discount or initial yield payments) incurred in connection with the relevant refinancing, extension or renewal (including extensions, renewals or replacements of guarantees in respect of such Debt as so refinanced, extended or renewed) and so long as the material terms applicable to such refinanced Debt are no less favorable to the Company or the applicable Significant Subsidiary, taken as a whole, than the material terms in effect immediately prior to such refinancing;

(f)          Subordinated Debt;

(g)         Hedging Obligations incurred in the ordinary course of business for bona fide hedging purposes and not for speculation and Debt in respect of overdraft facilities, employee credit card programs, netting services, automatic clearing house arrangements and other cash management and similar arrangements, in each case in the ordinary course of business;

(h)         Debt of a Person acquired in connection with a Permitted Acquisition that was not incurred in contemplation thereof;

(i)          Debt of the Company or a Significant Subsidiary as an account party in respect of trade and standby letters of credit;

(j)          Debt arising under surety, custom and similar bonds in the ordinary course of business consistent with past practice;

(k)         other unsecured Debt of Domestic Subsidiaries that are Significant Subsidiaries; provided that the aggregate amount of all such Debt shall not at the time of incurrence thereof exceed the greater of (i) $450,000,000 and (ii) 5% of the consolidated assets of the Company and its Subsidiaries as of the last day of the Fiscal Quarter most recently ended for which financial statements have been delivered pursuant to Section 10.1.1 or 10.1.2;

(l)          Securitization Obligations in an aggregate outstanding amount not exceeding at the time of incurrence of any such Securitization Obligations the greater of (i) $250,000,000 and (ii) 12% of the consolidated assets of the Company and its Subsidiaries as of the last day of the Fiscal Quarter most recently ended for which financial statements have been delivered pursuant to Section 10.1.1 or 10.1.2;

(m)        [reserved];

(n)         Suretyship Liabilities of the Company with respect to Debt of any Significant Subsidiary permitted hereunder;

(o)         other unsecured Debt of the Company, any Guarantor or Foreign Subsidiaries that are Significant Subsidiaries; provided that, at the time of incurrence of Debt described in this clause (o), the Company is in pro forma compliance with the covenants set forth in Section 10.6 and, subject to Section 10.16, any guaranty of the foregoing; provided further that Debt incurred by Persons other than the Company or a Guarantor of the Company’s obligations hereunder pursuant to this clause (o) and clause (m) above shall not in the aggregate exceed the greater of (i) $900,000,000 and (ii) 15% of consolidated assets of the Company and its Subsidiaries as of the last day of the Fiscal Quarter most recently ended for which financial statements have been delivered pursuant to Section 10.1.1 or 10.1.2; and

(p)         [reserved].

10.8       Liens. Not, and not permit any Significant Subsidiary to, create or permit to exist any Lien on any of its real or personal properties, assets or rights of whatsoever nature (whether now owned or hereafter acquired), except:

(a)         Liens for Taxes or other governmental charges not at the time delinquent for more than 90 days or thereafter payable without penalty or being contested in good faith by appropriate action and, in each case, for which it maintains adequate reserves, provided that no notice of lien has been filed or recorded under the Code;

(b)         Liens arising in the ordinary course of business (such as (i) Liens of carriers, warehousemen, mechanics and materialmen and other similar Liens imposed by law and (ii) Liens incurred in connection with worker’s compensation, unemployment compensation and other types of social security (excluding Liens arising under ERISA) or in connection with surety bonds, bids, performance bonds and similar obligations) for sums not overdue or being contested in good faith by appropriate action and not involving borrowed money, and, in each case, for which it maintains adequate reserves;

(c)         Liens identified in Schedule 10.8 and any refinancing, renewal, extension or replacement of any such Lien (to the extent the aggregate principal amount of the Debt or other obligation secured thereby is not increased and so long as the scope of the property subject to such Lien is not increased);

(d)         attachments, appeal bonds, judgments and other similar Liens arising in connection with court proceedings to the extent such attachments, appeal bonds, judgments and other similar Liens do not constitute an Event of Default pursuant to Section 12.1.7;

(e)         leases or subleases or licenses or sublicenses granted to others in the ordinary course of business, easements, rights of way, restrictions, minor defects or irregularities in title and other similar Liens not interfering in any material respect with the ordinary conduct of the business of the Company or any Significant Subsidiary;

(f)         Liens on property of a Person immediately prior to its being consolidated with or merged into the Company or a Significant Subsidiary or otherwise becoming a Significant Subsidiary and Liens on assets existing at the time of acquisition (by merger or otherwise) of such property by the Company or a Significant Subsidiary, in each case not created in contemplation thereof, provided that such Liens do not extend to or cover additional types of assets, and, in each case, any refinancing, renewal, extension or replacement of any such Lien (to the extent the aggregate principal amount of the Debt or other obligation secured thereby is not increased and so long as the scope of the property subject to such Lien is not increased);

(g)         Liens securing Debt permitted by Section 10.7(b) or any refinancing, renewal, extension or replacement thereof (to the extent the aggregate principal amount of such Debt is not increased); provided that such Lien attaches solely to the property so acquired, constructed or improved in such transaction (provided that individual financings under Section 10.7(b) provided by one Person (or an Affiliate thereof) may be cross-collateralized to other financings provided by such Person and its Affiliates that are permitted by Section 10.7(b));

(h)         Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution and/or Liens arising in the ordinary course of business with respect to deposit accounts relating to intercompany cash pooling, interest set-off and/or sweeping arrangements; provided that (i) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company or the applicable Significant Subsidiary in excess of those set forth by regulations promulgated by the FRB and (ii) such deposit account is not intended by the Company or any Subsidiary to provide collateral to such depository institution;

(i)          Liens securing Securitization Obligations permitted by Section 10.7(l);

(j)          Liens arising under any Loan Document;

(k)         any other Lien securing obligations at the time of incurrence of any such obligations in an aggregate outstanding amount not exceeding the greater of (i) $400,000,000 and (ii) 10% of the consolidated tangible assets (calculated as of the end of the most recently ended Fiscal Year) of the Company and its Subsidiaries;

(l)          Liens on cash, cash equivalents and/or securities deposited in connection with the defeasance and/or discharge of Debt; and

(m)        [Reserved].

Any Lien permitted above on any property may extend to the identifiable proceeds of such property.

10.9       Mergers, Consolidations, Sales. Not, and not permit any other Loan Party to, be a party to any merger or consolidation, make any Acquisition, purchase or otherwise acquire any partnership or joint venture interest in any other Person (other than a Person that is, or becomes as the result of purchase or acquisition, a Subsidiary), or sell, transfer, convey or lease all or any substantial part of its assets, or sell or assign with or without recourse any receivables, except for:

(a)         any such merger or consolidation, sale, transfer, conveyance, lease or assignment (i) of or by any Loan Party into, with or to the Company or another Loan Party, (ii) of or by any wholly-owned Subsidiary into the Company or any other Loan Party or into, with or to any wholly-owned Domestic Subsidiary, (iii) of or by any wholly-owned Foreign Subsidiary into any other wholly-owned Foreign Subsidiary or (iv) of or by the Company into any wholly-owned Domestic Subsidiary (provided that (x) in each of the foregoing clauses (i), (ii) and (iv), in the case of any such merger or consolidation to which the Company is a party, the Company is the surviving or continuing entity and survives or continues, as the case may be, as the ultimate parent company in the Company’s organizational structure and (y) subject to clause (x) above, in the case of clause (ii), in the case of any such merger or consolidation to which a Subsidiary Guarantor is a party, the Subsidiary Guarantor is the surviving or continuing entity;

(b)         any such purchase or other acquisition by any Loan Party of the assets or stock of any wholly-owned Subsidiary;

(c)         Permitted Acquisitions and the Regal Beloit Acquisition;

(d)         dispositions of accounts receivable, lease receivables, other financial assets and other rights and related assets pursuant to a Permitted Securitization;

(e)         dispositions of inventory and worn-out, obsolete or surplus equipment in the ordinary course of business and cash, cash equivalents and marketable securities in the ordinary course of business;

(f)         dispositions of accounts receivable with extended terms and dispositions of defaulted accounts receivable without credit recourse in transactions that do not constitute securitizations, in each case in the ordinary course of business consistent with past practice of the Company and its Significant Subsidiaries;

(g)         sales and dispositions of assets (including stock of Subsidiaries) purchased in connection with (and as a direct result of) a Permitted Acquisition;

(h)         purchases and other acquisitions of such partnership and joint venture interests so long as the aggregate amount of investments (net of any cash returns thereon) in such partnerships and joint ventures does not, on the date any such investment is made, exceed 20% of the consolidated tangible assets of the Company and its Subsidiaries;

(i)          sales and dispositions of Equity Interests in any Lender acquired by virtue of any Bail-In Action or similar regulatory action;

(j)          other sales and dispositions of assets (including the stock of Subsidiaries) made for fair market value so long as (i) no Unmatured Event of Default pursuant to Section 12.1.1 or Event of Default exists or would exist immediately after giving effect thereto, (ii) in respect of any such sales or dispositions involving consideration of at least $10,000,000, at least 75% of such consideration is in the form of cash or cash equivalents (it being understood and agreed that for purposes of this Section 10.9(j), each of the following will be deemed to be cash: (A) any liabilities, as shown on the most recent consolidated balance sheet of the Company or any Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Obligations) that are assumed by the transferee of any such assets pursuant to a customary assignment and assumption or novation agreement that releases the Company or such Subsidiary from further liability with respect thereto; (B) any securities, notes or other obligations or assets received by the Company or any such Subsidiary from such transferee that are converted by the Company or such Subsidiary into cash or cash equivalents within 180 days of the sale or disposition; and (C) Debt of any Subsidiary that ceases to be a Subsidiary of the Company as a result of the sale or disposition to the extent that the Company and its Subsidiaries are released from any guarantees of such Debt); and (iii) the Net Cash Proceeds of all such sales and dispositions are applied to prepay the Loans pursuant to Section 6.2.4(a) to the extent required thereby; and

(k)         any sale or disposition required by any applicable law, rule, regulation, or Governmental Authority in connection with the consummation of the Regal Beloit Acquisition which such sale or disposition shall be for fair market value.

For the avoidance of doubt, the granting of a Lien to secure the repayment of Debt or other obligations shall not, in and of itself, constitute a conveyance or transfer of assets pursuant to this Section 10.9.

10.10     Use of Proceeds. Use the proceeds of the Loans solely, (a) to pay fees, costs and expenses associated with the Transactions and (b) to pay the Specified Dividend, and, in each case, not use the proceeds of any Loans, directly or indirectly, to purchase or carry Margin Stock in a manner that violates Regulation U or Regulation X of the FRB. None of the proceeds will be used or distributed, directly or, to the knowledge of the Company, indirectly, for the purpose of financing the activities of any person currently subject to any applicable Sanctions or in violation of Sanctions. None of the proceeds will be used or distributed, directly or, to the knowledge of the Company, indirectly, for the purposes of facilitating activities in violation of applicable Anti-Corruption Laws.

10.11     Further Assurances. Take, execute and deliver, and cause each applicable Subsidiary to take, execute and deliver, any and all such further acts and agreements as the Administrative Agent or the Required Lenders may reasonably request from time to time in order to ensure that (a) [reserved] (b) the obligations of the Company hereunder and under the other Loan Documents are guaranteed by each Domestic Subsidiary (except to the extent that that the failure of any Subsidiary to so guaranty the obligations of the Company would not result in a breach of Section 10.16); and deliver, to the Administrative Agent such documents as the Administrative Agent (or the Required Lenders acting through the Administrative Agent) may reasonably request (including opinions of counsel) to confirm that (i) [reserved] and (ii) the Subsidiary Guaranty is the legal, valid and binding obligation of each Subsidiary Guarantor.

10.12     Transactions with Affiliates. Not, and not permit any other Loan Party to, enter into, or cause, suffer or permit to exist any transaction, arrangement or contract with any of its other Affiliates (other than another Loan Party or any wholly-owned Subsidiary) which is on terms, taken as a whole, which are less favorable than are obtainable from any Person which is not one of its Affiliates under comparable circumstances, provided that this Section 10.12 shall not prohibit:

(a)         capital contributions and distributions with respect to the equity interests of the Company or such Loan Party in the ordinary course of business or any other capital contribution to the Company;

(b)         any employment or severance agreement and any amendment thereto entered into by the Company or any other Loan Party in the ordinary course of business;

(c)         the payment of reasonable directors’ fees and benefits;

(d)         the provision of officers’ and directors’ indemnification and insurance in the ordinary course of business to the extent permitted by applicable law;

(e)         non-interest bearing (or below-market interest-bearing) intercompany loans or other advances in the ordinary course of business and consistent with past practice;

(f)          the payment of employee salaries, bonuses and employee benefits in the ordinary course of business;

(g)         sales or leases of goods to Affiliates in the ordinary course of business for less than fair market value, but for not less than cost; or

(h)         any transaction permitted under Section 10.7 (provided that no Loan Party may forgive Debt owing to it by an Affiliate that is not a Loan Party or a wholly-owned Subsidiary) or 10.9.

10.13     Employee Benefit Plans. Maintain, and cause each Subsidiary to maintain, each Pension Plan in compliance with all applicable requirements of law and regulations, except to the extent non-compliance could not reasonably be expected to have a Material Adverse Effect.

10.14     Environmental Laws. Conduct, and cause each Subsidiary to conduct, its operations and keep and maintain its property in compliance with all Environmental Laws, except to the extent non-compliance, could not reasonably be expected to have a Material Adverse Effect.

10.15     “Know Your Customer” and Beneficial Ownership Regulation Documentation. Promptly following any request therefor, provide information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act and the Beneficial Ownership Regulation.

10.16     Non-Guarantor Domestic Subsidiaries. Not later than the date on which the Company delivers a certificate pursuant to Section 10.1.3 in respect of the last day of each applicable quarter or year end of the Company, take all steps necessary to ensure that, by such delivery date and calculated as of the last day of each applicable quarter or year end of the Company for which such certificate was delivered, Domestic Subsidiaries (other than Excluded Subsidiaries) that, together with the Company, account for (i) not less than 80% of the total assets of the Company and its Domestic Subsidiaries (other than Excluded Subsidiaries) as of the last day of such quarter or year ended immediately prior to the date of determination and (ii) not less than 80% of the total revenues of the Company and its Domestic Subsidiaries (other than Excluded Subsidiaries) for the 12-month period ending on the last day of the quarter or year ended immediately prior to the date of determination (in each case excluding assets and revenues of any Subsidiary or business unit that has been divested or liquidated on or prior to any date of determination and after giving effect to the elimination of intercompany items) for which financial statements have been delivered pursuant to Section 10.1.1 or 10.1.2, are parties to the Subsidiary Guaranty (the thresholds in the foregoing clauses (i) and (ii), together, the “Minimum Guarantor Threshold”); provided that no default shall occur under this Section 10.16 if, notwithstanding the Minimum Guarantor Threshold, all Domestic Subsidiaries (other than Excluded Subsidiaries) as of such date of determination are parties to the Subsidiary Guaranty.

SECTION 11.      EFFECTIVENESS; CONDITIONS OF LENDING, ETC.

11.1       Effectiveness. Anything herein to the contrary notwithstanding, the effectiveness of this Agreement shall not occur until the date on which each of the following conditions precedent is satisfied (or waived in accordance herewith):

11.1.1    “Know Your Customer” Documentation; Beneficial Ownership Certification. The Administrative Agent shall have received (i) at least three business days prior to the Effective Date, satisfactory documentation and other information about the Company requested by the Administrative Agent (on behalf of itself or the Lenders) at least ten business days prior to the Effective Date that is required (as reasonably determined by the Administrative Agent) by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act and (ii) to the extent the Company qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five days prior to the Effective Date, any Lender that has requested, in a written notice to the Company at least 10 days prior to the Effective Date, a Beneficial Ownership Certification in relation to the Company shall have received such Beneficial Ownership Certification (provided that, upon the execution and delivery by such Lender of its signature page to this Agreement, the condition set forth in this clause (ii) shall be deemed to be satisfied).

11.1.2    Loan Documents. The Administrative Agent (or its counsel) shall have received from the Company either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence reasonably satisfactory to the Administrative Agent (which may include .pdf or facsimile transmission of a signed signature page of this Agreement) that the Company has signed such a counterpart.

11.1.3    Other Documents. The Administrative Agent shall have received corporate documents of the Company and officers’ and public officials’ certifications with respect to the Company; and evidence of the Company’s corporate authority, and customary incumbencies.

Notwithstanding anything in this Agreement to the contrary, the effectiveness of the Agreement will occur on the Effective Date if the conditions set forth in this Section 11.1 are satisfied (or waived in accordance herewith). The Administrative Agent shall provide written notice to the Company and the Lenders of this Agreement becoming effective, which notice shall be conclusive and binding.

11.2       Conditions to Extension of Term Loans. The obligation of each Lender to make Term Loans shall be subject to the satisfaction (or waiver in accordance herewith) of the following conditions precedent:

11.2.1    Effective Date. The Effective Date shall have occurred.

11.2.2    Loan Documents. The Administrative Agent (or its counsel) shall have received from each Guarantor, if any, either (i) a counterpart of the Subsidiary Guaranty signed on behalf of such party or (ii) written evidence reasonably satisfactory to the Administrative Agent (which may include .pdf or facsimile transmission of a signed signature page of this Agreement) that such party has signed such a counterpart.

11.2.3    Merger. (a) The Internal Restructuring (as defined in the Separation Agreement) and the transfer of assets and assumption of liabilities contemplated by, as applicable, the Regal Beloit Merger Agreement, the Separation Agreement, the Employee Matters Agreement (as defined in the Regal Beloit Merger Agreement), the Real Estate Matters Agreement (as defined in the Regal Beloit Merger Agreement) and the Intellectual Property Matters Agreement (as defined in the Regal Beloit Merger Agreement), in each case, shall have been consummated or will be consummated substantially concurrently with the funding of the Term Loans, in all material respects in accordance with and subject to the terms of the Regal Beloit Merger Agreement, the Separation Agreement, the Employee Matters Agreement, the Real Estate Matters Agreement and the Intellectual Property Matters Agreement, (b) the Spinco Contribution (as defined in the Regal Beloit Merger Agreement) and the Distributions (as defined in the Regal Beloit Merger Agreement) shall have been consummated or will be consummated substantially concurrently with the funding of the Term Loans in accordance with the terms of the Separation Agreement and the Regal Beloit Merger Agreement, (c) the Transition Services Agreement (as defined in the Regal Beloit Merger Agreement) shall have been executed and delivered by the parties thereto and (d) the Regal Beloit Acquisition shall have been consummated, or will be consummated substantially concurrently with the funding of the Term Loans, in accordance with the Regal Beloit Merger Agreement and no amendments, modifications, consents or waivers to or of the Regal Beloit Merger Agreement or the Separation Agreement (it being understood and agreed that any purchase price adjustments and any extension of the “End Date” thereunder, in each case expressly contemplated by the Separation Agreement or the Regal Beloit Merger Agreement, each as in effect on February 15, 2021, shall not be considered an amendment, modification, consent or waiver) that are materially adverse to the Lenders shall have been made without the consent of Lead Arrangers (such consent not to be unreasonably withheld, delayed or conditioned)); provided that any amendment, modification, consent or waiver of the definition of either Spinco Material Adverse Effect or Lien and Guarantee Release (each as defined in the Regal Beloit Merger Agreement) in the Merger Agreement shall be deemed to be materially adverse to the Lenders.

11.2.4    Audited and Unaudited Financial Statements. The Administrative Agent shall have received (a) (i) audited consolidated (x) balance sheets of Regal Beloit for the two most recent Fiscal Years ended at least 105 days prior to the Borrowing Date and (y) related statements of income, stockholders’ equity and cash flows of Regal Beloit for the two most recent Fiscal Years ended at least 105 days prior to the Borrowing Date and (ii) unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of Regal Beloit for each subsequent Fiscal Quarter (other than the fourth Fiscal Quarter of any Fiscal Year) ended at least 60 days before the Borrowing Date (and the corresponding period in the prior year, in the case of the statements of income, stockholders’ equity and cash flows) and (b) (i) audited consolidated (x) balance sheets of the Company for the two most recent Fiscal Years ended at least 105 days prior to the Borrowing Date and (y) related statements of income, stockholders’ equity and cash flows of the Company for the two most recent Fiscal Years ended at least 105 days prior to the Borrowing Date and (ii) unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Company for each subsequent Fiscal Quarter (other than the fourth Fiscal Quarter of any Fiscal Year) ended at least 60 days before the Borrowing Date (and the corresponding period in the prior year (excluding such Fiscal Quarter ended March 31, 2020), in the case of the statements of income, stockholders’ equity and cash flows); provided that no such financial statements shall be required to include adjustments for purchase accounting (including adjustments of the type contemplated by Financial Accounting Standards Board Accounting Standards Codification 805, Business Combinations (formerly SFAS 141R)); provided further that the Company shall be deemed to have satisfied this requirement to the extent that any such financial statements have been filed and are publicly available electronically at www.sec.gov (or a successor web site thereto).

11.2.5    Pro Forma Financial Statements. The Administrative Agent shall have received the pro forma consolidated balance sheet of Regal Beloit as of the end of the most recent Fiscal Year for which financial statements have been delivered pursuant to Section 11.2.4(a) and the most recent Fiscal Quarter for which financial statements have been delivered pursuant to Section 11.2.4(a), as applicable, and pro forma consolidated statements of income of Regal Beloit for the most recent Fiscal Year for which financial statements have been delivered pursuant to Section 11.2.4(a) and the most recent Fiscal Quarter for which financial statements have been delivered pursuant to paragraph 4(a); provided that such pro forma consolidated balance sheet shall not be required to include adjustments for purchase accounting (including adjustments of the type contemplated by the Financial Accounting Standards Board Accounting Standards Codification 805, Business Combinations (formerly SFAS 141R)) or otherwise meet the requirements for pro forma financial statements for a public company.

11.2.6    Solvency Certificate. The Administrative Agent shall have received a certificate in the form of Exhibit G from the Company executed by its chief financial officer certifying that the Company and its Subsidiaries, on a consolidated basis after giving effect to the Transactions and the other transactions contemplated hereby, are Solvent.

11.2.7    Material Adverse Effect. Since February 15, 2021, there shall not have occurred any Spinco Material Adverse Effect (as defined in the Regal Beloit Merger Agreement), and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, would reasonably be expected to have or result in a Spinco Material Adverse Effect.

11.2.8    Funded Debt to EBITDA Ratio. If there is no Debt Rating in effect as of the Borrowing Date, a certificate setting forth in reasonable detail the calculation of the Funded Debt to EBITDA Ratio (calculated on a pro forma basis after giving effect to the Regal Beloit Merger Transactions and with references to “the Company” in the defined term Funded Debt to EBITDA Ratio (and the component definitions used therein) being deemed to refer to Regal Beloit) for the most recent period of four consecutive Fiscal Quarters of Regal Beloit for which financial statements have been delivered pursuant to clause 11.2.4; provided that the foregoing condition will be satisfied by the delivery by Regal Beloit of such a certificate in satisfaction of the corresponding condition to the funding of the Regal Beloit Term Facility.

11.2.9    Payment of Fees and Expenses. Prior to or concurrently with the Borrowing Date, the Company shall have paid all fees, expenses and other amounts payable by it under any separate letter agreements among the Company and the Persons identified on the facing page of this Agreement as “Joint Lead Arrangers on or prior to the Borrowing Date to the extent such amounts are invoiced at least two Business Days prior to the Borrowing Date; provided that, in the case of expenses, the Company has received a reasonably detailed summary of such expenses not less than two Business Days prior to the Borrowing Date (which amounts may be offset against the proceeds of the Term Loans).

11.2.10  Representations. The (i) Regal Beloit Merger Agreement Representations shall be true and correct to the extent required by the terms of the definition thereof and (ii) the Specified Representations shall be true and correct in all material respects (except in the case of any Specified Representation which expressly relates to a given date or period, such representation and warranty shall be true and correct in all material respects as of the respective date or for the respective period, as the case may be); provided, that to the extent that any of the Specified Representations are qualified by or subject to a “material adverse effect”, “material adverse change” or similar term or qualification, (x) the definition thereof shall be the definition of Spinco Material Adverse Effect (as defined in the Regal Beloit Merger Agreement) for purposes of any such representations and warranties made or deemed made on, or as of, the Borrowing Date (or any date prior thereto) and (y) such Specified Representations shall be true in all respects.

11.2.11  Opinion of Counsel for the Loan Parties. The Administrative Agent shall have received the opinions of Morgan Lewis & Bockius LLP, counsel to the Loan Parties.

11.2.12  Refinancing. The Remainco Refinancing shall have been consummated, or will be consummated substantially concurrently with the funding of the Term Loans and the Regal Beloit Acquisition.

11.2.13  Other Documents. The Administrative Agent shall have received (a) corporate documents of the Subsidiary Guarantors and officers’ and public officials’ certifications with respect to the Subsidiary Guarantors; and evidence of the Subsidiary Guarantors’ corporate authority, and customary incumbencies and (b) a customary borrowing notice (which shall not require the certification as to the absence of any Default or Event of Default or the accuracy of any representations or warranties other than as required by Section 11.2.10).

SECTION 12. EVENTS OF DEFAULT AND THEIR EFFECT.

12.1       Events of Default. Following the Borrowing Time, each of the following shall constitute an Event of Default under this Agreement:

12.1.1    Non-Payment of the Loans, etc. Default in the payment when due of the principal of any Loan; or default, and continuance thereof for five days, in the payment when due of any interest, fee or other amount payable by the Company hereunder or under any other Loan Document.

12.1.2    Non-Payment of Other Debt, etc. (a) Any default shall occur under the terms applicable to any Debt of the Company or any other Loan Party (other than Debt hereunder) in an aggregate principal amount (for all such Debt so affected) exceeding $100,000,000 and such default shall (i) consist of the failure to pay such Debt when due (subject to any applicable grace period), whether by acceleration or otherwise, or (ii) accelerate the maturity of such Debt or permit the holder or holders thereof, or any trustee or agent for such holder or holders, to cause such Debt to become due and payable prior to its expressed maturity; provided that this clause (a) shall not apply to any default under Debt of a third party assumed in connection with a Permitted Acquisition if such default is cured, or such Debt is repaid, within 60 days after the consummation of the such Permitted Acquisition; or (b) any event shall occur with respect to any Securitization Obligations that results in, or permits the holder or holders of such obligations, or any trustee or agent for such holder or holders, to require the replacement or resignation of the servicer with respect thereto and the appointment of a new servicer other than the Company or any Subsidiary.

12.1.3    Bankruptcy, Insolvency, etc. The Company or any other Loan Party becomes insolvent or generally fails to pay, or admits in writing its general inability or refusal to pay, debts as they become due; or the Company or any other Loan Party applies for, consents to, or acquiesces in the appointment of a trustee, receiver or other custodian for the Company or any other Loan Party or any substantial part of the property thereof, or makes a general assignment for the benefit of creditors; or, in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for the Company or such Loan Party or for any substantial part of the property thereof and is not discharged within 60 days; or any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding (except the voluntary dissolution, not under any bankruptcy or insolvency law, of a Subsidiary Guarantor), is commenced in respect of the Company or any other Loan Party, and if such case or proceeding is not commenced by the Company or any other Loan Party, an order for relief is entered therein, or such case or proceeding is consented to or acquiesced in by the Company or such other Loan Party or remains for 60 days undismissed; or the Company or any other Loan Party takes any corporate action to authorize, or in furtherance of, any of the foregoing.

12.1.4    Non-Compliance with Provisions of this Agreement. (a) Failure by the Company to comply with or to perform any covenant set forth in Sections 10.1.5(a), 10.5 through 10.9, 10.12 or 10.16 ; (b) failure by the Company to comply with or to perform any covenant set forth in Section 10.10 and continuance of such failure for ten Business Days after an Executive Officer obtains actual knowledge; or (c) failure by the Company to comply with or to perform any other provision of this Agreement (and not constituting an Event of Default under any of the other provisions of this Section 12) and continuance of such failure for 30 days after written notice thereof to the Company from the Administrative Agent or any Lender (acting through the Administrative Agent).

12.1.5    Representations and Warranties. Any representation or warranty made by the Company under any Loan Document is breached or is false or misleading in any material respect, or any schedule, certificate, financial statement, report, notice or other writing furnished by the Company to the Administrative Agent or any Lender in connection herewith is false or misleading in any material respect on the date as of which the facts therein set forth are stated or certified.

12.1.6    Pension Plans and Plan Assets. (a) Institution of any steps by the Company or any other Person to terminate a Pension Plan if as a result of such termination the Company could reasonably be expected to be required to make a contribution to such Pension Plan, or could reasonably be expected to incur a liability or obligation to such Pension Plan, which has, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; (b) a contribution failure occurs with respect to any Pension Plan, which has, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; (c) there shall occur any withdrawal or partial withdrawal from a Multiemployer Pension Plan and the withdrawal liability (without unaccrued interest) to Multiemployer Pension Plans as a result of such withdrawal (including any outstanding withdrawal liability that the Company and the Controlled Group have incurred on the date of such withdrawal) has, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; or (d) any Loan Party becomes an entity deemed to hold Plan Assets and the Administrative Agent or any Lender is adversely effected as a result thereof.

12.1.7    Judgments. (a) Final judgments which exceed an aggregate of $100,000,000 shall be rendered against the Company or any Subsidiary or (b) any one or more non-monetary final judgments shall be rendered against the Company or any Subsidiary that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, in each case shall not have been paid, discharged or vacated or had execution thereof stayed pending appeal within 60 days after entry or filing of such judgments.

12.1.8    Invalidity of Guaranties. Except as otherwise permitted herein, the Subsidiary Guaranty shall cease to be in full force and effect, any Subsidiary Guarantor shall fail (subject to any applicable grace period) to comply with or to perform any applicable provision of the Subsidiary Guaranty, or the Company or any other Loan Party (or any Person by, through or on behalf of the Company or any other Loan Party) shall contest in writing the validity, binding nature or enforceability of the Subsidiary Guaranty with respect to any Subsidiary Guarantor.

12.1.9    Change of Control. Any Person or group of Persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934) shall acquire beneficial ownership (within the meaning of Rule 13d-3 promulgated under such Act) of more than 50% of the outstanding shares of common stock of the Company other than pursuant to the Regal Beloit Merger Transactions.

12.1.10  Borrowing Date. The Regal Beloit Acquisition shall not be consummated immediately following the funding of the Term Loans.

12.2       Effect of Event of Default. If any Event of Default described in Section 12.1.3 shall occur with respect to the Company, the Commitments (if they have not theretofore terminated) shall immediately terminate and the Commitments shall be reduced to zero and the Loans and all other obligations hereunder shall become immediately due and payable, all without presentment, demand, protest or notice of any kind; and, if any other Event of Default shall occur and be continuing, the Administrative Agent (upon written request of the Required Lenders) shall declare the Commitments (if they have not theretofore terminated) to be terminated and/or declare all Loans and all other obligations hereunder to be due and payable, whereupon the Commitments (if they have not theretofore terminated) shall immediately terminate and/or all Loans and all other obligations hereunder shall become immediately due and payable, all without presentment, demand, protest or notice of any kind. The Administrative Agent shall promptly advise the Company in writing of any such declaration, but failure to do so shall not impair the effect of such declaration. Notwithstanding the foregoing, the effect as an Event of Default of any event described in Section 12.1.1 or Section 12.1.3 may be waived by the written concurrence of all of the Lenders, and the effect as an Event of Default of any other event described in this Section 12 may be waived by the written concurrence of the Required Lenders.

SECTION 13. THE ADMINISTRATIVE AGENT.

13.1       Appointment and Authority. Each of the Lenders hereby irrevocably appoints JPMorgan to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and neither the Company nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions, other than Sections 13.5(b) and 13.9.

13.2       Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

13.3       Liability of Administrative Agent. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a)         shall not be subject to any fiduciary or other implied duties, regardless of whether an Event of Default or Unmatured Event of Default has occurred and is continuing;

(b)         shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any bankruptcy, insolvency or similar law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any bankruptcy, insolvency or similar law; and

(c)         shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 12.2 and 14.1) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Event of Default or Unmatured Event of Default unless and until notice describing such Event of Default or Unmatured Event of Default is given to the Administrative Agent by the Company or a Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Event of Default or Unmatured Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Loan Documents, (v) the value or the sufficiency of any collateral granted under the Loan Documents, or (vi) the satisfaction of any condition set forth in Section 11 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

13.4       Reliance by Administrative Agent. (a) The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) reasonably believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and reasonably believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

(b)         For purposes of determining compliance with the conditions specified in Section 11.1, each Lender that has executed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent by the Administrative Agent to such Lender for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Effective Date specifying its objection thereto.

13.5       Credit Decision; Payments.

(a)         Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

(b)         (i) Each Lender hereby agrees that (x) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender under this Section 13.5(b) shall be conclusive, absent manifest error.

(ii)         Each Lender hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(iii)        The Company and each other Loan Party hereby agrees that in the event an erroneous Payment (or portion thereof) are not recovered from any Lender that has received such Payment (or portion thereof) for any reason, (x) the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Company or any other Loan Party, except, in each case, to the extent such erroneous Payment is, and solely with respect to the amount of such erroneous Payment that, comprised of funds of the Company or any other Loan Party.

(iv)        Each party’s obligations under this Section 13.5(b) shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.

13.6       Indemnification. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand the Agent-Related Persons (to the extent not reimbursed by or on behalf of the Company or any other Loan Party as required by any Loan Document and without limiting the obligation of the Company or any other Loan Party to do so), pro rata, from and against any and all Indemnified Liabilities to the extent that any such unreimbursed Indemnified Liabilities were incurred by or asserted against the Administrative Agent in its capacity as such, or against any other Agent-Related Person acting for the Administrative Agent in connection with such capacity; provided that (a) no Lender shall be liable for any payment to any Agent-Related Person of any portion of the Indemnified Liabilities to the extent determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Person’s gross negligence or willful misconduct and (b) no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence of willful misconduct for purposes of this Section. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including reasonable fees of attorneys for the Administrative Agent) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Company. The undertaking in this Section shall survive repayment of the Loans, cancellation of the Notes, cancellation of the Commitments, any termination of this Agreement and the resignation of the Administrative Agent.

13.7       Administrative Agent in Individual Capacity. JPMorgan and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Company and its Subsidiaries and Affiliates as though JPMorgan were not the Administrative Agent hereunder, and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, JPMorgan or its Affiliates may receive information regarding the Company or its Subsidiaries (including information that may be subject to confidentiality obligations in favor of the Company or such Subsidiary) and acknowledge that the Administrative Agent shall not be under any obligation to provide such information to them. With respect to its Loans, JPMorgan and its Affiliates shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not the Administrative Agent.

13.8       Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders and the Company. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Company (which consent shall not be unreasonably withheld or delayed), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and consented to by the Company (such consent not to be unreasonably withheld or delayed) and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Company and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Section 13 and Sections 14.6 and 14.12 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

13.9       Guaranty Matters. The Administrative Agent shall, and the Lenders irrevocably authorize the Administrative Agent to, upon the written request of the Company, release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty if, after giving effect to such release, the Company is in compliance with Sections 10.11 and 10.16. Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty pursuant to this Section 13.9. In addition to the foregoing, any Subsidiary Guarantor that ceases to be a Subsidiary as a result of a transaction permitted by this Agreement shall be automatically released from the Subsidiary Guaranty upon the consummation of such transaction.

13.10     Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Company or any other Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan, reimbursement obligation or other obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Company) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a)         to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other obligations of the Company and the other Loan Parties under the Loan Documents that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 5 and 14.6) allowed in such judicial proceeding; and

(b)         to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 5 and 14.6.

Nothing contained herein shall (i) be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the obligations of the Company and the other Loan Parties under the Loan Documents or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding or (ii) preclude any Lender from filing and proving its own claims against the Company, any other Loan Party or any other Person.

13.11    Other Agents. Except as expressly set forth herein, none of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “Joint Lead Arranger and Joint Bookrunner” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, in the case of such Lenders, those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

13.12  Certain ERISA Matters.

13.12.1    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Lead Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Company or any other Loan Party, that at least one of the following is and will be true:

(a)         such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments or this Agreement,

(b)         the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class ex-emption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(c)         (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(d)         such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

13.12.2    In addition, unless either (1) sub-clause (a) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (d) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Lead Arrangers or any of their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Company or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

SECTION 14.        GENERAL.

14.1        Waiver; Amendments. No delay on the part of the Administrative Agent or any Lender in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise by any of them of any right, power or remedy preclude other or further exercise thereof, or the exercise of any other right, power or remedy. Subject to Section 8.2(b), (c) and (d), no amendment, modification or waiver of, or consent with respect to, any provision of this Agreement shall be effective unless the same shall be in writing and signed and delivered by the Company and the Required Lenders (or the Administrative Agent on behalf of the Required Lenders), and then any such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No amendment, modification, waiver or consent shall (i) extend or increase the Commitment of any Lender (provided that an amendment, modification, waiver or consent with respect to any condition precedent, covenant, mandatory prepayment pursuant to Section 6.2.4, Event of Default or Unmatured Event of Default shall not constitute an increase in the Commitment of any Lender), (ii) extend any scheduled date for payment of any principal of or interest on any Loan or any fees payable hereunder (provided that an amendment, modification, waiver or consent with respect to (x) mandatory prepayments pursuant to Section 6.2.4 or (y) the Default Rate shall not constitute an extension of the scheduled date for payment of principal or interest), or (iii) reduce the principal amount of any Loan, the rate of interest thereon or any fees payable hereunder (provided that an amendment, modification, waiver or consent with respect to (x) the Default Rate or (y) Section 10.6, the definition of the “Funded Debt to EBITDA Ratio” and/or the related definitions shall not constitute a reduction in interest or fees payable hereunder), without, in each case, the consent of each Lender directly affected thereby; and no amendment, modification, waiver or consent shall (w) [reserved], (x) release all or substantially all of the value (determined in a manner consistent with the assets and revenues tests contained in the first sentence of Section 10.16) of the Subsidiary Guaranty (other than pursuant to Section 10.16), (y) change any provision of this Section or the definition of Required Lenders or reduce the aggregate percentage required to effect an amendment, modification, waiver or consent or (z) change any provision of Section 7.6, without, in each case, the consent of all Lenders. No provisions of Section 13 or other provision of this Agreement affecting the Administrative Agent in its capacity as such shall be amended, modified or waived without the consent of the Administrative Agent. Notwithstanding anything to the contrary in this Agreement, no Defaulting Lender shall have any right to approve or disapprove any amendment, modification, waiver or consent hereunder, except that (x) the Commitment of such Defaulting Lender may not be increased or extended without the consent of such Defaulting Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms directly affects any Defaulting Lender more adversely (other than as a result of the relative size of its Commitment) than other affected Lenders shall require the consent of such Defaulting Lender. Notwithstanding anything to the contrary contained herein, as to any amendment, amendment and restatement or other modifications otherwise approved in accordance with this Section 14.1, it shall not be necessary to obtain the consent or approval of any Lender that, upon giving effect to such amendment, amendment and restatement or other modification, would have no Commitments or outstanding Loans so long as such Lender receives payment in full of the principal of and interest accrued on each Loan made by, and all other amounts owing to, such Lender or accrued for the account of such Lender under this Agreement and the other Loan Documents at the time such amendment, amendment and restatement or other modification becomes effective. Notwithstanding anything to the contrary herein, the Company may amend Schedule 9.8, Schedule 10.7 and Schedule 10.8 on the Borrowing Date by delivering to the Administrative Agent such amended schedules; provided that any Debt added to Schedule 10.7 or any Lien added to Schedule 10.8 shall be incurred after the Closing Date and permitted to be incurred under the Regal Beloit Merger Agreement.

If any Lender does not consent to a proposed amendment, modification, waiver or consent with respect to any Loan Document that requires the consent of each affected Lender or each Lender and that has been approved by the Required Lenders, the Company may replace such non-consenting Lender (a “Non-Consenting Lender”) in accordance with Section 8.7(b); provided that such amendment, modification, waiver or consent can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Company to be made pursuant to this paragraph).

Notwithstanding the foregoing, the Administrative Agent and the Company may amend any Loan Document without the further consent of any other party to such Loan Document to correct any errors, mistakes, omissions, defects or inconsistencies, or to effect administrative changes that are not adverse to any Lender, in each case so long as the Lenders shall have received at least five Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment.

Notwithstanding anything to the contrary contained herein, any amendment, amendment and restatement or other modifications otherwise approved in accordance with this Section 14.1 or any termination of this Agreement by the Company, shall be subject to the prior written consent or approval of Regal Beloit.

14.2        Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement. Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 14.3), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Company or any other Loan Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic signature and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, the Administrative Agent, each of the Lenders, the Company and each Loan Party hereby (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders, the Company and the Loan Parties, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (ii) the Administrative Agent, each of the Lenders, the Company and the Loan Parties may, at their option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (iii) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (iv) waives any claim against any Lender-Related Person or the Loan Parties and their Related Parties, respectively, for any Liabilities arising solely from the Administrative Agent’s and/or any Lender’s and/or any Loan Party’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of the Administrative Agent, any Lender, the Company and/or any Loan Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

14.3        Notices. Except as otherwise provided in Sections 2.2 and 2.3, all notices hereunder shall be in writing (including facsimile transmission) and shall be sent to the applicable party (and to the extent sent to the Company shall include a copy sent to Regal Beloit) at its address shown on Schedule 14.3 (or, in the case of a Lender other than JPMorgan, in such Lender’s Administrative Questionnaire) or at such other address as such party may, by written notice received by the other parties, have designated as its address for such purpose. Notices sent by facsimile transmission shall be deemed to have been given when sent and receipt of such facsimile is confirmed; notices sent by mail shall be deemed to have been given three Business Days after the date when sent by registered or certified mail, postage prepaid; and notices sent by hand delivery or overnight courier service shall be deemed to have been given when received. For purposes of Section 2.2, the Administrative Agent shall be entitled to rely on telephonic instructions from any person that the Administrative Agent in good faith believe is an authorized officer or employee of the Company, and the Company shall hold the Administrative Agent and each other Lender harmless from any loss, cost or expense resulting from any such reliance. Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and state securities laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Company or its securities for purposes of United States Federal or state securities laws.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

14.4        Regulation U. Each Lender represents that it in good faith is not relying, either directly or indirectly, upon any Margin Stock as collateral security for the extension or maintenance by it of any credit provided for in this Agreement.

14.5        Costs, Expenses and Taxes. The Company agrees to pay on demand all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent and the Lead Arrangers (including the reasonable and documented fees and charges of counsel for the Administrative Agent and the Lead Arrangers and of local counsel, if any, who may be retained by such counsel) in connection with the preparation, execution and delivery of this Agreement, the other Loan Documents and all other documents provided for herein or delivered or to be delivered hereunder or in connection herewith (including any amendments, supplements or waivers to any Loan Documents), and all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees, court costs and other legal expenses) incurred by the Administrative Agent and each Lender in connection with the enforcement of this Agreement, the other Loan Documents or any such other documents during the existence of any Event of Default or Unmatured Event of Default. In addition, the Company agrees to pay, and to save the Administrative Agent, the Lead Arrangers and the Lenders harmless from all liability for, (a) any stamp court, or documentary, intangible, recording, filing or similar Taxes which may be payable in connection with the execution and delivery of this Agreement, the borrowings hereunder, the issuance of the Notes or the execution and delivery of any other Loan Document or any other document provided for herein or delivered or to be delivered hereunder or in connection herewith and (b) any fees of the Company’s auditors and, if an Event of Default or Unmatured Event of Default exists, any costs and expenses of the Administrative Agent or any Lender in connection with any reasonable exercise by the Administrative Agent or any Lender of its rights pursuant to Section 10.2. All obligations provided for in this Section 14.5 shall survive repayment of the Loans, cancellation of the Notes and any termination of this Agreement.

14.6        Captions. Section captions used in this Agreement are for convenience only and shall not affect the construction of this Agreement.

14.7        Successors and Assigns. This Agreement shall be binding upon the Company, the Administrative Agent and the Lenders and their respective successors and assigns, and shall inure to the benefit of the Company, the Administrative Agent and the Lenders and the successors and assigns of the Administrative Agent and the Lenders; provided that the Company may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and Regal Beloit (and any attempted assignment or transfer by the Company without such consent shall be null and void).

14.8        Assignments; Participations.

14.8.1     Assignments. Any Lender may, with the prior written consent of the Administrative Agent, and, so long as no Event of Default has occurred and is continuing, the Company (which consents shall not be unreasonably delayed or withheld and (x) shall be deemed given unless the Company has objected within 10 days of receipt of notice thereof and (y) shall not be required for an assignment to another Lender, an Affiliate of a Lender or an Approved Fund; provided that notice to the Company, either prior to or immediately after such assignment, shall be required), at any time assign and delegate to one or more commercial banks or other Persons (any Person to whom such an assignment and delegation is to be made being herein called an “Assignee”), all or any fraction of such Lender’s Loans and Commitment (which assignment and delegation shall be of a constant, and not a varying, percentage of all the assigning Lender’s Loans and Commitment) in a minimum aggregate amount equal to the lesser of (i) the amount of the assigning Lender’s remaining Commitment and (ii) $5,000,000; provided that (a) no assignment and delegation may be made to any Person if, at the time of such assignment and delegation, the Company would be obligated to pay any greater amount under Section 7.7 or Section 8 to the Assignee than the Company is then obligated to pay to the assigning Lender under such Sections (and if any assignment is made in violation of the foregoing, the Company will not be required to pay the incremental amounts) and (b) the Company and the Administrative Agent shall be entitled to continue to deal solely and directly with such Lender in connection with the interests so assigned and delegated to an Assignee until the date when all of the following conditions shall have been met:

(x)    five Business Days (or such lesser period of time as the Administrative Agent and the assigning Lender shall agree) shall have passed after written notice of such assignment and delegation, together with payment instructions, addresses and related information with respect to such Assignee, shall have been given to the Company and the Administrative Agent by such assigning Lender and the Assignee,

(y)    the assigning Lender and the Assignee shall have executed and delivered to the Company and the Administrative Agent an assignment agreement substantially in the form of Exhibit D (an “Assignment Agreement”), together with any documents required to be delivered hereunder, which Assignment Agreement shall have been accepted by the Administrative Agent, and

(z)     the assigning Lender or the Assignee shall have paid the Administrative Agent a processing fee of $3,500.

From and after the date on which the conditions described above have been met, (x) such Assignee shall be deemed automatically to have become a party hereto and, to the extent that rights and obligations hereunder have been assigned and delegated to such Assignee pursuant to such Assignment Agreement, shall have the rights and obligations of a Lender hereunder, and (y) the assigning Lender, to the extent that rights and obligations hereunder have been assigned and delegated by it pursuant to such Assignment Agreement, shall be released from its obligations hereunder; provided that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender. Any attempted assignment and delegation not made in accordance with this Section 14.8.1 shall be null and void.

Notwithstanding the foregoing provisions of this Section 14.8.1 or any other provision of this Agreement, (a) no assignment shall be made to (i) the Company or any Affiliate or Subsidiary thereof, (ii) any Defaulting Lender or any Subsidiary thereof, or any Person which, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (ii), (iii) a natural Person or a (iv) Disqualified Institution and (b) any Lender may at any time assign all or any portion of its Loans and its Note to a Federal Reserve Bank (but no such assignment shall release any Lender from any of its obligations hereunder).

In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Company and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by such Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent and each other Lender hereunder (and interest accrued thereon), and (y) [reserved]. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

The Administrative Agent, acting solely for this purpose as an agent of the Company, shall maintain a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Company and the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Company and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

14.8.2     Participations. Any Lender may at any time sell to one or more commercial banks or other Persons (other than (i) the Company or any Affiliate or Subsidiary thereof, (ii) any Defaulting Lender or any Subsidiary thereof, or any Person which, if it became a Lender hereunder, would constitute any of the foregoing Persons described in this clause (ii) or (iii) a natural Person) participating interests in any Loan owing to such Lender, the Note held by such Lender or the Commitment of such Lender (any Person purchasing any such participating interest being herein called a “Participant”). In the event of a sale by a Lender of a participating interest to a Participant, (x) such Lender shall remain the holder of its Note for all purposes of this Agreement, (y) the Company and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations hereunder and (z) all amounts payable by the Company shall be determined as if such Lender had not sold such participation and shall be paid directly to such Lender. No Participant shall have any direct or indirect voting rights hereunder except with respect to any of the events described in the third sentence of Section 14.1. Each Lender agrees to incorporate the requirements of the preceding sentence into each participation agreement which such Lender enters into with any Participant. The Company agrees that if amounts outstanding under this Agreement and the Notes are due and payable (as a result of acceleration or otherwise), each Participant shall be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement or such Note; provided that such right of setoff shall be subject to the obligation of each Participant to share with the Lenders, and the Lenders agree to share with each Participant, as provided in Section 7.6. The Company also agrees that each Participant shall be entitled to the benefits of Section 7.7 and Section 8 as if it were a Lender (subject to the requirements and limitations therein, including the requirements under Section 7.7(e)); provided that no Participant shall receive any greater compensation pursuant to Section 7.7 or Section 8 than would have been paid to the participating Lender if no participation had been sold).

Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Company, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

14.8.3     Disqualified Institutions.

(a)         No assignment or participation shall be made to any Person that was a Disqualified Institution as of the date (the “Trade Date”) on which the assigning Lender entered into a binding agreement to sell and assign or grant a participation in all or a portion of its rights and obligations under this Agreement to such Person (unless the Company has consented to such assignment or participation in writing in its sole and absolute discretion, in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment or participation). For the avoidance of doubt, with respect to any Assignee or Participant that becomes a Disqualified Institution after the applicable Trade Date (including as a result of the delivery of a notice pursuant to, and/or the expiration of the notice period referred to in, the definition of “Disqualified Institution”), (x) such Assignee or Participant shall not retroactively be disqualified from becoming a Lender or Participant with respect to any assignment or participation previously acquired and (y) the execution by the Company of an Assignment Agreement with respect to such Assignee will not by itself result in such Assignee no longer being considered a Disqualified Institution. Any assignment or participation in violation of this Section 14.8.3 shall not be void, but the other provisions of this Section 14.8.3 shall apply.

(b)        If any assignment or participation is made to any Disqualified Institution without the Company’s prior written consent in violation of clause (i) above, or if any Person becomes a Disqualified Institution after the applicable Trade Date, the Company may, at its sole expense and effort, upon notice to the applicable Disqualified Institution and the Administrative Agent, require such Disqualified Institution to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 14.8), all of its interest, rights and obligations under this Agreement to one or more Persons in accordance with Section 14.8.1 at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder.

(c)      Notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions to whom an assignment or participation is made in violation of clause (a) above (A) will not have the right to (x) receive information, reports or other materials provided to Lenders by the Company, the Administrative Agent or any other Lender (including, without limitation, any of the foregoing provided or made available pursuant to Section 10.2), (y) attend or participate in meetings (including telephonic meetings) attended by the Lenders (or any of them) and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Institution will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Institutions consented to such matter.

(d)        The Administrative Agent shall have the right, and the Company hereby expressly authorizes the Administrative Agent to, (A) post the list of Disqualified Institutions provided by the Company and any updates thereto from time to time to the Lenders in accordance with Section 14.3 and/or (B) provide such list to any potential Lender that is subject to a customary confidentiality undertaking in favor of the Company. The Administrative Agent shall promptly post the list of Disqualified Institutions provided by the Company and any updates thereto from time to time to the Lenders (provided that the Company has provided the same to the Administrative Agent in accordance with the definition of “Disqualified Institution”) in accordance with Section 14.3.

(e)        The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, by any other Person to any Disqualified Institution.

14.9        Payments Set Aside. To the extent that any payment by or on behalf of the Company is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any bankruptcy, insolvency or similar law or otherwise, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the NYFRB Rate from time to time in effect.

14.10      Governing Law; Severability. This Agreement and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement and the transactions contemplated hereby shall be governed by, and construed in accordance with, the law of the State of New York; provided, that, notwithstanding the foregoing, it is understood and agreed that (a) the interpretation of the definition “Spinco Material Adverse Effect” (as defined in the Regal Beloit Merger Agreement) (and whether or not a Spinco Material Adverse Effect has occurred), (b) the determination of the accuracy of any Regal Beloit Merger Agreement Representation and whether as a result of any inaccuracy thereof Regal Beloit or its applicable Affiliate has the right to terminate Regal Beloit’s (or its) obligations under the Regal Beloit Merger Agreement or to decline to consummate the Regal Beloit Acquisition and (c) the determination of whether the merger has been consummated in accordance with the terms of the Regal Beloit Merger Agreement and, in any case, claims or disputes arising out of any such interpretation or determination or any aspect thereof, in each case, shall be governed by, and construed in accordance with, the law of the State of Delaware, without regard to conflict of law principles that would result in the application of any law other than the law of the State of Delaware.

Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. All obligations of the Company and rights of the Administrative Agent and the Lenders expressed herein or in any other Loan Document shall be in addition to and not in limitation of those provided by applicable law.

14.11      Indemnification by the Company. (a) In consideration of the execution and delivery of this Agreement by the Administrative Agent and the Lenders and the agreement to extend the Commitments provided hereunder, the Company hereby agrees to indemnify, exonerate and hold the Administrative Agent, the Lead Arrangers, each Lender and each of their respective Related Parties (each a “Lender Party”) free and harmless from and against any and all actions, causes of action, suits, losses, liabilities, damages and expenses, including reasonable attorneys’ fees and charges of one counsel for the Administrative Agent and one counsel for all other Lender Parties (except in each case to the extent that separate counsel would be required as the result of any conflict of interest) and settlement costs (collectively, the “Indemnified Liabilities”), incurred by the Lender Parties or any of them as a result of, or arising out of, or relating to (i) any tender offer, merger, purchase of stock, purchase of assets or other similar transaction financed or proposed to be financed in whole or in part, directly or indirectly, with the proceeds of any of the Loans, (ii) any Commitment or Loan or the use or proposed use of the proceeds therefrom, (iii) the actual or alleged use, handling, release, emission, discharge, transportation, storage, treatment, disposal, or presence of any Hazardous Substance by the Company or any Subsidiary or their respective predecessors, (iv) any Environmental Claim with respect to conditions at any property owned or leased by the Company or any Subsidiary or their respective predecessors or the operations conducted thereon, (v) the investigation, cleanup or remediation of offsite locations at which the Company or any Subsidiary or their respective predecessors are alleged to have directly or indirectly disposed of Hazardous Substances, (vi) the execution, delivery, performance or enforcement of this Agreement or any other Loan Document by any of the Lender Parties and, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of the Loan Documents or (vii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not such claim, litigation, investigation or proceeding is brought by the Company or its equity holders, Affiliates, creditors or any other third Person and whether based on contract, tort or any other theory and regardless of whether any Lender Parties are a party thereto; provided that such indemnity shall not, as to any Lender Party, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements (A) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of, or violation of applicable law by, such Lender Party or any of its Lender Related Parties or (B) result from a dispute between such Lender Party and another Lender Party not involving the Company or its Subsidiaries. If and to the extent that the foregoing undertaking may be unenforceable for any reason, the Company hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. Nothing set forth above shall be construed to relieve any Lender Party from any obligation it may have under this Agreement. All amounts due under this Section 14.11 shall be payable within ten Business Days after demand therefor (which demand shall be accompanied by a statement from the applicable Lender Party setting forth such amounts in reasonable detail). All obligations provided for in this Section 14.11 shall survive repayment of the Loans, cancellation of the Notes and any termination of this Agreement. Notwithstanding the foregoing, this Section 14.11 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(b)          To the extent permitted by applicable law (i) the Company and any Loan Party shall not assert, and the Company and each Loan Party hereby waives, any claim against the Administrative Agent, any Lead Arranger, and any Lender, and any Related Party of any of the foregoing Persons (each such Person being called a “Lender-Related Person”) for any Liabilities arising from the use by others of information or other materials (including, without limitation, any personal data) obtained through telecommunications, electronic or other information transmission systems (including the Internet), other than Liabilities resulting from the gross negligence or willful misconduct of the Administrative Agent, any Lead Arranger, any Lender, or any Lender-Related Person and (ii) no party hereto shall assert, and each such party hereby waives, any Liabilities against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or the use of the proceeds thereof; provided that, nothing in this Section 14.11(b) shall relieve the Company and each Loan Party of any obligation it may have to indemnify an indemnitee, as provided in Section 14.11(a), against any special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

14.12      Forum Selection and Consent to Jurisdiction. (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan), and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may (and any such claims of any party hereto brought against the Administrative Agent or any of its Related Parties may only) be heard and determined in such Federal (to the extent permitted by law) or New York State court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b)          Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (a) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)           Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 14.3. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

14.13      Waiver of Jury Trial. EACH OF THE COMPANY, THE ADMINISTRATIVE AGENT AND EACH LENDER HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY NOTE, ANY OTHER LOAN DOCUMENT AND ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY BANKING RELATIONSHIP EXISTING IN CONNECTION WITH ANY OF THE FOREGOING (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY), AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

14.14      Confidentiality. Each Lender agrees to maintain the confidentiality of all information provided to it by or on behalf of the Company or any Subsidiary, or by the Administrative Agent on the Company’s or such Subsidiary’s behalf, under this Agreement or any other Loan Document, and neither it nor any of its Affiliates shall use any such information other than in connection with or in enforcement of this Agreement and the other Loan Documents or in connection with other business now or hereafter existing or contemplated with the Company or any Subsidiary; except to the extent such information (i) was or becomes generally available to the public other than as a result of disclosure by the Lender or its Affiliates, or (ii) was or becomes available on a non-confidential basis from a source other than the Company or a Subsidiary, provided that such source is not bound by a confidentiality agreement with the Company known to the Lender; provided that any Lender may disclose such information (A) at the request or pursuant to any requirement of any Governmental Authority to which the Lender is subject or in connection with an examination of such Lender by any such authority; (B) pursuant to subpoena or other court process; (C) when required to do so in accordance with the provisions of any applicable law; (D) to the extent reasonably required in connection with any litigation or proceeding involving the Company to which the Administrative Agent, any Lender or their respective Affiliates may be party; (E) to the extent reasonably required in connection with the exercise of any remedy hereunder or under any other Loan Document; (F) to such Lender’s independent auditors, trustees and other professional advisors; (G) to any Participant or Assignee, actual or potential, or to any direct, indirect, actual or prospective counterparty to any swap, derivative or securitization transaction related to the obligations of the Loan Parties under the Loan Documents, provided that, in each case, such Person agrees in writing to keep such information confidential to the same extent required of the Lenders hereunder; (H) as to any Lender or its Affiliate, as expressly permitted under the terms of any other document or agreement regarding confidentiality to which the Company or any Subsidiary is party with such Lender or such Affiliate; (I) to its Affiliates, provided that such Affiliate is advised of the confidentiality requirements set forth herein and agrees in writing (for the benefit of the Company) to keep such information confidential to the same extent required hereunder (it being understood that each Lender shall be liable for the breach by any of its Affiliates of any such confidentiality requirement); (J) to market data collectors and service providers providing services in connection with the syndication or administration of the Commitments; (K) if the Company consents to such disclosure in writing, (L) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about such Lender’s investment portfolio in connection with ratings issued with respect to such Lender and (M) to Regal Beloit and its Related Parties. Each Lender will, so long as not prohibited from doing so by any applicable law, notify the Company of any request for information of the type referred to in clause (B) or (C) above prior to disclosing such information so that the Company may seek appropriate relief from any applicable court or other Governmental Authority (but failure to so notify the Company shall not result in any liability to such Lender).

Each Lender acknowledges that information furnished to it pursuant to this Agreement or the other Loan Documents may include material non-public information concerning the Company and its Affiliates and their related parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws.

All information, including requests for waivers and amendments, furnished by the Company or the Administrative Agent pursuant to, or in the course of administering, this Agreement or the other Loan Documents will be syndicate-level information, which may contain material non-public information about the Company and its Affiliates and their related parties or their respective securities. Accordingly, each Lender represents to the Company and the Administrative Agent that it has identified in its administrative questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.

14.15      USA PATRIOT Act Notice. Each Lender that is subject to the USA PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Company that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Company , which information includes the name and address of the Company and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Company in accordance with the USA PATRIOT Act.

14.16    No Fiduciary or Implied Duties. The Company acknowledges and agrees, and acknowledges its Affiliates’ understanding, that in acting as the Administrative Agent, the Administrative Agent will not have responsibility except as set forth in this Agreement and shall in no event be subject to any fiduciary or other implied duties. The Company waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent with respect to any breach or alleged breach of agency or fiduciary duty.

14.17         Judgment. If, for the purposes of filing a claim or obtaining judgment in any court, it is necessary to convert a sum due hereunder or under any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Company in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or such Lender in the Agreement Currency, the Company agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or such Lender in such currency, the Administrative Agent or such Lender agrees to return the amount of any excess to the Company (or to any other Person who may be entitled thereto under applicable law).

14.18      Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedging Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

14.19      Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)           the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder that may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)          the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

To the extent not prohibited by applicable law, rule or regulation, (i) each Lender shall notify the Company and the Administrative Agent if it has become the subject of a Bail-In Action (or any case or other proceeding in which a Bail-In Action could reasonably be expected to be asserted against such Lender) and (ii) the Company and each Loan Party shall notify the Administrative Agent and each Lender if the Company or such Loan Party has become the subject of a Bail-In Action (or any case or other proceeding in which a Bail-In Action could reasonably be expected to be asserted against the Company or such Loan Party).

14.20      Regal Beloit Merger Transactions; Effectiveness of Representations and Warranties, Covenants and Events of Default. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, the Administrative Agent and the Lenders each agrees that (a) in no event will Rexnord Corporation or any of its Subsidiaries (other than the Company and, following the Borrowing Time, the Subsidiaries of the Company) have any obligations or liabilities hereunder, (b) none of the representation and warranties in Section 9 will be made and none of the covenants in Section 10 (other than Section 10.5) and the Events of Default in Section 12 will be effective, in each case, on or prior to the Borrowing Time and (c) the Regal Beloit Merger Transactions are expressly permitted by this Agreement and the consummation of such transactions shall not (i) be considered a violation or breach of any representation or warranty, covenant or obligation of any of the Loan Parties hereunder, (ii) be deemed to cause a Commitment Reduction Event or require a mandatory prepayment or (iii) with or without notice or passage of time, constitute a default or Event of Default under this Agreement.

14.21      Third-Party Beneficiary. Notwithstanding anything to the contrary in this Agreement, each party hereto acknowledges and agrees that Regal Beloit shall be a third-party beneficiary of Section 6.1.1, Section 14.1, Section 14.3, Section 14.7, Section 14.14, this Section 14.21 and of the obligation of the Lenders to make Term Loans upon satisfaction of the conditions in Section 11.2.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

LAND NEWCO, INC.
By:	/s/ Patricia M. Whaley
Name:	Patricia M. Whaley
Title:	Vice President, General Counsel and Secretary

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent and as a Lender
By:	/s/ Zachary Blaner
Name:	Zachary Blaner
Title:	Vice President

BARCLAYS BANK PLC,
as a Lender
By:	/s/ Craig Malloy
Name:	Craig Malloy
Title:	Director

U.S. BANK NATIONAL ASSOCIATION,
as a Lender
By:	/s/ Terrence Ward
Name:	Terrence Ward
Title:	Senior Vice President

Wells Fargo Bank, N.A.,
as a Lender
By:	/s/ Jason D. Lavick
Name:	Jason D. Lavick
Title:	Senior Vice President

Bank of America, N.A., as a Lender

By:	/s/ Steven K. Kessler
Name:	Steven K. Kessler
Title:	Senior Vice President

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Donna Benson
Name:	Donna Benson
Title:	Assistant Vice President

TRUIST BANK, as a Lender

By:	/s/ David J. Sharp
Name:	David J. Sharp
Title:	Director

BMO Harris Bank, N.A., as a Lender

By:	/s/ Nick Irving
Name:	Nick Irving
Title:	VP

BANCO BILBAO VIZCAYA ARGENTARIA, S.A. NEW YORK BRANCH, as a Lender

By:	/s/ Miriam Trautmann
Name:	Miriam Trautmann
Title:	Senior Vice President

By:	/s/ Cara Younger
Name:	Cara Younger
Title:	Executive Director

Fifth Third Bank, National Association, as a Lender

By:	/s/ Ann Kyne
Name:	Ann Kyne
Title:	Assistant Vice President

HSBC Bank USA, National Association, as a Lender

By:	/s/ Kyle Patterson
Name:	Kyle Patterson
Title:	Senior Vice President

MUFG Bank, Ltd., as a Lender

By:	/s/ John Margetanski
Name:	John Margetanski
Title:	Director

Regions Bank, as a Lender

By:	/s/ Meera Patel
Name:	Meera Patel
Title:	Director

Sumitomo Mitsui Banking Corporation, as a Lender

By:	/s/ Jun Ashley
Name:	Jun Ashley
Title:	Director

Citibank, N.A,
as a Lender

By:	/s/ Chris Hartzell
Name:	Chris Hartzell
Title:	Managing Director

TD Bank, N.A,
as a Lender

By:	/s/ M. Bernadette Collins
Name:	M. Bernadette Collins
Title:	Senior Vice President

BANK OF THE WEST,
as a Lender

By:	/s/ David Wang
Name:	David Wang
Title:	Director

Bank of China, Chicago Branch,
as a Lender

By:	/s/ Kai Wu
Name:	Kai Wu
Title:	SVP & Deputy Branch Manager

First Hawaiian Bank,
as a Lender

By:	/s/ Charles C. Barbata
Name:	Charles C. Barbata
Title:	Vice President